Exhibit 10.2

Certain portions of this exhibit (indicated by “[***]”) have been omitted in compliance with Regulation S-K Item 601(b)(10)(iv) as the Company determined the omitted information (i) is not material and (ii) is the type that the Company customarily and actually treats as private or confidential.

AGENUS ZYDUS BOT/BAL LICENSE AGREEMENT

This License Agreement (this Agreement ) dated as of June 3 , 2025 (the Effective

Date ) is by and between Agenus Inc., a Delaware corporation with offices at 3 Forbes Road, Lexington, Massachusetts 02421 USA (“Agenus or “Licensor ) and Zydus LifeSciences Ltd. company organized and existing under the laws of India having an address at Zydus Corporate Park, Scheme No. 63, Khoraj (Gandhinagar), 536, Sarkhej Gandhinagar Hwy, Near Vaishnodevi Circle, Ahmedabad, Gujarat 382481 ( Licensee ) and Agenus and Licensee may each be referred to herein individually as a Party or, collectively, as the Parties

WHEREAS, Agenus and Licensee are each in the business of discovering, developing, manufacturing, and commercializing biopharmaceutical products;

WHEREAS, Agenus owns or controls the Agenus IP, which relat to its proprietary Agenus Antibody known as BOT/BAL targeting CTLA 4 and PD

WHEREAS, Licensee desires to access the proprietary Agenus Antibody known as BOT/BAL targeting CTLA 4 and PD and to obtain an exclusive license under the Agenus IP to Develop, Manufacture and Commercialize a Licensed Product(s) for use in the Field in the Territory, all terms as defined herein and

WHEREAS, Agenus is willing to grant the requested exclusive license under the Agenus IP on the terms and conditions set out in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

DEFINITIONS

1.1
Defined Terms Capitalized terms used throughout this Agreement shall have the following definitions:
(a)
Accounting Standards” with respect to a Party means that such Party shall maintain records and books of accounts in accordance with generally accepted accounting principles in the Territory, and consistently maintained
(b)
Additional Active” means any active pharmaceutical or biological ingredients that are not the Agenus Antibody.

(c)
Affiliate means, as to a Person, any Person which, directly or indirectly, controls, is controlled by, or is under common control with such Person. For the purposes of this definition, control refers to any of the following: (a) direct or indirect ownership of more than fifty percent (50%) of the voting securities entitled to vote for the election of directors in the case of a corporation, or of more than fifty percent (50%) of the equity interest with the power to direct management in the case of any other type of legal entity; (b) status as a general partner in any partnership; or (c) any other arrangement where an entity possesses, directly or indirectly, the power to direct the management or policies of another entity, whether through ownership of voting securities, by contract or otherwise.

(d)
“Agenus Antibody” means one or more molecules, or the one or more genes encoding such molecule(s), which comprise or consist of BOT and BAL, used either individually as monotherapies or in cominbation with each other or other products.
(e)
“Agenus IP” means the Licensed Patent Rights and the Licensed Know-

How.

(f)
“Applicable Law” means federal, state, local, national and supra-national laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law, including any rules, regulations, guidelines, or other requirements of a Regulatory Authority, that may be in effect from time to time during the Term and applicable to a particular activity.
(g)
“BAL” or “Balstilimab” means the antibody targeting PD-1 identified by Chemical Abstract Service Registry Number 2148321-77-9 and internally referenced by Agenus as “AGEN2034.”
(h)
“BOT” or “Botensilimab” means means the antibody targeting CTLA-4 identified by Chemical Abstract Service Registry Number 2408310-37-0 and internally referenced by Agenus as “AGEN1181.”
(i)
“Business Day” means a day other than a Saturday or Sunday or federal or state holiday in Boston, Massachusetts or in Ahmedabad, India.
(j)
“cGCP” means the standards of current good clinical practice as are required by governmental agencies in countries in which the Licensed Products are intended to be sold under this Agreement, including as set forth in the United States Federal Food, Drug and Cosmetic Act and applicable regulations promulgated thereunder and applicable regulations or guidelines from ICH, as amended from time to time.
(k)
“cGMP” means the current Guide to Good Manufacturing Practices for Medicinal Products as promulgated under European Directive 91/356/EEC, ICH Guidelines Q7A and United States Good Manufacturing Practices for Finished Pharmaceuticals pursuant to 21

C.F.R. 210 et seq., as amended from time to time.

(l)
“Change in Control” means, with respect to a Party: (a) any transaction or series of related transactions pursuant to which a Third Party that does not, itself or together with its Affiliates, prior thereto beneficially own at least fifty percent (50%) of the voting power of the outstanding securities of such Party acquires or otherwise becomes the beneficial owner of securities of such Party representing at least fifty percent (50%) of the voting power of the then outstanding securities of such Party with respect to the election of directors; or (b) a merger (including a reverse triangular merger), reorganization, consolidation, share exchange, or similar transaction including the sale of all or substantially all of the assets of the company, in each case involving such Party in which the holders of voting securities representing at least fifty percent (50%) of the voting power of the then outstanding securities of such Party immediately prior thereto and their Affiliates cease to hold voting securities that represent at least fifty percent

(50%) of the combined voting power of the surviving entity immediately after such merger, reorganization, consolidation, share exchange, or similar transaction.

(m)
“Clinical Trial” means a study in humans of a Licensed Product to be carried out by Licensee in accordance with the terms of this Agreement.
(n)
“CMA” means that Contract Manufacturing Agreement anticipated to be entered into by and between Agenus and an Affiliate of Licensee for the manufacturing of drug substance and drug product thereunder, including the Agenus Antibody.
(o)
“Combination Product” means any product or treatment regimen that comprises, or is a combination of, (a) any Agenus Antibody and (b) any Other Component.

(p)
“Commercialization” means any and all activities directed to the pre- marketing, branding, marketing, promotion, distribution, pricing, labeling, reimbursement, offering for sale, distribution, storage, handling, selling, importing and exporting for sale and sale of a pharmaceutical or biologic product, including name-patient sales, and interacting with Regulatory Authorities following receipt of Regulatory Approval in the applicable country or region for such pharmaceutical or biologic product regarding the foregoing, including seeking any required reimbursement approval, but excluding activities primarily directed to Manufacturing or Development. “Commercialize,” “Commercializing,” and “Commercialized” will be construed accordingly.
(q)
“Commercially Reasonable Efforts” of a Party means, with respect to an obligation or objective, the reasonable, diligent, good faith efforts of such Party (including the efforts of its Affiliates and sublicensees), of the type to accomplish such objective as a similarly situated (with respect to size, stage of development and assets) biopharmaceutical company would normally use to accomplish a similar objective for a compound or product at a similar stage in its development or product life and of similar market potential taking into consideration safety and efficacy, cost to Develop, the competitiveness of alternative products, the proprietary position, the likelihood of Regulatory Approval, profitability, and all other relevant factors. Subject to and consistent with the foregoing, Commercially Reasonable Efforts shall include that the applicable Party (i) regularly assigns responsibility for obligations to employee(s) who monitor progress of such obligations; (ii) sets goals with respect to such obligations and objectives; and (iii) makes decisions and allocates resources designed to advance progress with respect to and achieve such obligations and objectives.
(r)
“Confidential Information” means, subject to Section 10.1(b), any technical, scientific or business information of one Party or its Affiliates disclosed or made available to the other Party or its Affiliates in connection with this Agreement or generated pursuant to the activities contemplated hereunder, regardless of whether such information is specifically designated as confidential and regardless of whether such information is in oral, written, electronic or other form, or otherwise obtained through observation of a Party.
(s)
“Control” or “Controlled” means, with respect to any Know-How or Patent Rights or intellectual property rights therein, the possession by a Party or any of its Affiliates, whether by ownership or license (other than by a license granted under this Agreement), of the ability to grant to the other Party access, a license and/or a sublicense in, to or under such Know- How, Patent Right or intellectual property right as provided herein without requiring the consent of a Third Party or violating the terms of any agreement or other arrangement with any Third Party or creating a payment obligation upon such Party under any agreement entered into after the Effective Date, in each case, (a) as of the Effective Date, or (b) if any of the same are acquired or created after the Effective Date, at the date it is acquired or created by the relevant Party.

Notwithstanding anything in this Agreement to the contrary, a Party shall be deemed to not Control any Patent Rights, Know-How or intellectual property rights that are owned or controlled by a Third Party described in the definition of “Change in Control”, or such Third Party’s Affiliates, (i) prior to the closing of such Change in Control, or (ii) after such Change in Control to the extent that such Patent Rights, Know-How or intellectual property rights are conceived, discovered, developed, made or reduced to practice by such Third Party or its Affiliates (other than such Party) after such Change in Control without using such Party’s technology.

(t)
“CTLA-4” means cytotoxic T-lymphocyte-associated protein 4.
(u)
“Development” or “Develop” means all internal and external research, development, and regulatory activities related to Licensed Products, including (i) pre-clinical studies and Clinical Trials and (ii) preparation, submission, review, and development of data or information for the purpose of submission to a Regulatory Authority to obtain authorization to conduct Clinical Trials or to obtain, support, or maintain Regulatory Approval of a pharmaceutical or biologic product, but excluding activities primarily directed to Manufacturing. “Develop,” “Developing,” and “Developed” will be construed accordingly.
(v)
“FDA” means the United States Food and Drug Administration or any successor agency thereto.

(w)
“Field” means all uses (including all oncology and non-oncology indications) of an Agenus Antibody and/or Licensed Product as a monotherapy or combination therapy with each other or with other components.
(x)
“First Commercial Sale” means, on a country-by-country basis, the first sale of a Licensed Product in such country for use or consumption by the general public (following receipt of all Regulatory Approvals that are required in order to sell such Licensed Product in such country) and for which any of Licensee or its Affiliates or sublicensees has invoiced sales of such Licensed Product in such country; provided, however, that the following shall not constitute a First Commercial Sale: (a) any sale to an Affiliate or sublicensee, unless such Affiliate or sublicensee is the last Person in the distribution chain of the Licensed Product;
(b)
any use of such Licensed Product in clinical trials or non-clinical development activities; or
(c)
any disposal or transfer of such Licensed Product for a bona fide charitable purpose, compassionate use, or samples.
(y)
“Generic Product” means in respect of any Licensed Product any pharmaceutical product that (a) is sold by a Third Party that is not an Affiliate or Sublicensee of Licensee under a marketing authorization granted by a Regulatory Authority to a Third Party, (b) created to be the same as the Licensed Product in dosage form, safety, strength, route of administration, quality, performance characteristics, and intended use, and (c) is approved in reliance on a prior Regulatory Approval of the Licensed Product granted to Licensee, an Affiliate of Licensee or Sublicensee by the applicable Regulatory Authority and is bioequivalent to, therapeutically and clinically equivalent to, and interchangeable with, or is biosimilar to, the Licensed Product.

(z)
“ICH” means International Conference on Harmonization of Technical

Requirements for Registration of Pharmaceuticals for Human Use.

(aa) “IND” means an investigational new drug application filed with the US Food and Drug Administration pursuant to 21 C.F.R. §312 (as amended from time to time) for authorization to commence Clinical Trials of a Licensed Product, and the equivalent regulatory filing in countries outside of the United States.

(bb) “Inventions” means all inventions, discoveries, improvements, Results and other technology (whether or not patentable), and any intellectual property rights therein, including Patent Rights, that are discovered, made, conceived or reduced to practice in performance of this Agreement.

(cc) “Know-How” means any and all proprietary and technical information that is not, as of the date of disclosure, in the public domain or otherwise excluded pursuant to Section 10.1(b), including information comprising or relating to data, materials, results, inventions, improvements, protocols, formulas, processes, methods, technology, compositions, articles of manufacture, formulations, discoveries, findings, know-how and trade secrets of any kind, including scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data, sequence information, vectors and host cells that include DNA, in each case (whether or not patented or patentable) in written, electronic or any other form now known or hereafter developed.

(dd) “LICR Agreement” means that certain License Agreement, entered into January 25, 2016, by and between Agenus, its wholly owned subsidiary, Agenus Switzerland Inc. (f/k/a 4-Antibody AG), the Ludwig Institute for Cancer Research Ltd. (“LICR”), on behalf of itself and the Memorial Sloan-Kettering Cancer Center (“MSKCC”).

(ee) “Licensed Know-How” means all Know-How Controlled by Agenus as of the Effective Date pertaining to the Licensed Patent Rights and necessary or reasonably useful in the Development, Manufacture or Commercialization of the Licensed Product.

(ff) “Licensed Patent Rights” means all rights in the Territory under (i) the Patent Rights listed on Exhibit A, (ii) all Licensed Improvement Patent Rights, (iii) all Patent Rights that issue from the foregoing, and (iv) all continuations, continuations-in-part, divisionals, extensions, substitutions, reissues, re-examinations and renewals of any of the Patent Rights listed in (i)-(iii).

(gg) “Licensed Product” means (i) any product containing the Agenus Antibody in the Field and (ii) any process that incorporates or uses the foregoing. Licensed Product excludes Additional Actives owned or Controlled by Agenus. Subject to the immediately preceding sentence, Licensed Product may include Additional Actives if employed with an Agenus Antibody.

(hh) “MAA” means a Marketing Authorization Application, Biologics License Application, or similar application, as applicable, and all amendments and supplements thereto, submitted to the FDA, European Medicines Agency (“EMA”), Japan's Ministry of Health, Labor and Welfare, or any equivalent filing in a country or regulatory jurisdiction other than the US or EU with the applicable Regulatory Authority, to obtain marketing approval for a Licensed Product(s), in a country or in a group of countries.

(ii)
“Manufacture” or “Manufacturing” means, as applicable, all activities and operations associated with the production, manufacture, supply, receipt, import, processing, filling, finishing, inspections, testing, packaging, labeling, shipping, warehousing, storage and handling of a Licensed Product or Agenus Antibody as applicable, including: cell line development; process and formulation development; process validation; stability and release testing; manufacturing scale-up; pre-clinical, clinical and commercial manufacture and supply; qualification and validation of Third Party contract manufacturers, scale up, process and equipment validation, and initial manufacturing licenses, approvals and inspections; analytical development and product characterization; quality assurance and quality control development; testing and release; packaging development and final packaging and labeling; shipping configurations and shipping studies; and overseeing the conduct of any of the foregoing. When used as a verb, “Manufacture” means to engage in Manufacturing.

(jj) “Net Sales” means, with respect to a Licensed Product and a period of time, the gross amount invoiced by Licensee or a Related Party thereof to non-Related Party Third Parties for any Licensed Product in the Territory during such period, less the following items consistent with applicable Generally Accepted Accounting Principles (“GAAP”) consistently applied:

(i)
trade, quantity, and cash discounts allowed;
(ii)
discounts, refunds, rebates, chargebacks, retroactive price adjustments, customer cash and non-cash coupons, credits, group purchasing organization or pharmaceutical benefit manager administrative fees and any other allowances that effectively reduce the net selling price;
(iii)
Licensed Product returns and allowances, including by reason of expiry, breakages, defects, rejection, recalls, or field destroys;
(iv)
GST, excise taxes, and sales, use, value-added and other consumption taxes (excluding for the avoidance of doubt, taxes imposed on, or measured by, income);
(v)
import or export duties and tariffs;
(vi)
uncollectible amounts on previously sold Licensed Products;
(vii)
a deduction of a fixed percentage of 1% of cumulative annual gross sales for distribution and warehouse expenses and inventory management fees;

(viii)
freight insurance, customs charges, freight, shipping and other transportation costs incurred in shipping Licensed Product to third parties;
(ix)
any fees, commission or charges of similar nature paid to a Third Party not being the buyer of the Licensed Product, where such fees or charges are directly related to identifiable sales of the Licensed Product; and
(x)
any other specifically identifiable amounts included in gross amounts invoiced for Licensed Product to the extent such amounts are customary exclusions from net sales calculations in the biopharmaceutical industry for reasons substantially equivalent to those listed above and are reasonable in amount relative to similar deductions taken by Licensee in calculating net sales of its other products.

Net Sales shall be calculated in accordance with GAAP. In the case of any sale or other disposal for value, such as barter or counter-trade, of a product, or part thereof, other than in an arm’s length transaction exclusively for cash, Net Sales shall be calculated as above on the value of the non-cash consideration received or the fair market price (if higher) of such product in the country of sale or disposal, as determined in accordance with Accounting Standards. In no event will any particular amount of deduction identified above be deducted more than once in calculating Net Sales (i.e., no “double counting” of deductions).

In the case where a Licensed Product is sold as part of a Combination Product in a country in the Territory, Net Sales for the Licensed Product included in such Combination Product in such country shall be calculated as follows:

(xi)
if the Licensed Product is sold separately in such country and the Other Component in the Combination Product is sold separately in such country, Net Sales for the Licensed Product shall be calculated by multiplying actual Net Sales of such Combination Product in such country by the fraction A/(A+B), where A is the invoice price of the Licensed Product when sold separately in such country and B is the total invoice price of the Other Component in the Combination Product when sold separately in such country;
(xii)
if the Licensed Product is sold separately in such country but the Other Component in the Combination Product is not sold separately in such country, Net Sales for the Licensed Product shall be calculated by multiplying actual Net Sales of such Combination Product in such country by the fraction A/D, where A is the invoice price of the Licensed Product when sold separately in such country and D is the invoice price of the Combination Product in such country;
(xiii)
if the Licensed Product is not sold separately in such country but the Other Component in the Combination Product is sold separately in such country, Net Sales for the Licensed Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction 1 – (B/D), where B is the invoice price of the Other Component in the Combination Product when sold separately in such country and D is the invoice price of the Combination Product in such country; or
(xiv)
if neither the Agenus Antibody nor the Other Component are sold separately in a given country as the Combination Product, then the Net Sales allocable to such

Combination Product in each such country shall be determined by mutual agreement reached in good faith by the Parties prior to the end of the accounting period in question based on an equitable method that takes into account, on a country-by-country basis, all relevant factors (including variations in potency, the relative contribution of each active ingredient in the combination, and relative value to the end user of each active ingredient).

To the extent that Licensee of an Affiliate provides to a purchasing Person discounts or allowances that are applicable to purchases of Combination Products, such discounts and allowances shall be allocated between the Licensed Product and the Other Component(s) in a commercially reasonable manner that does not unfairly or inappropriately bias the level of discounting against the Licensed Product as compared to the Other Component(s).

In the event that the Parties cannot align on the Net Sales allocable to a Combination Product in any country, the Parties agree to submit this specific dispute first to the Managers for resolution and in the event that the Managers are unable to resolve the dispute, such dispute will be resolved pursuant to Section 14.1.

(kk) “Other Component” means any (a) pharmaceutically active compound, substance, or therapeutic agent that are not an Agenus Antibody, or (b) products that do not contain an Agenus Antibody, but excluding drug delivery vehicles and devices, cytotoxic compounds or other therapeutically active ingredients conjugated, engineered or otherwise linked to a Licensed Product, adjuvant, excipient or diagnostic compound.

(ll) “Patent Rights” means all the rights and interests in and to all patents and patent applications, underlying inventions, and patent term extensions or restorations, in any jurisdiction in the applicable Territory, including certificates of invention, applications for certificates of invention and priority rights, provisional patent applications, divisionals, continuations, substitutions, continuations-in-part, and all patents granted thereon; and all re- examinations, re-issues, additions, renewals, extensions, confirmations or registrations based on any such patent or patent application; and any extensions or restorations by existing or future extension or restoration mechanisms, including patent term extensions and supplementary protection certificates.

(mm) “PD-1” means programmed cell death protein 1.

(nn) “Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity.

(oo) “Prosecution” or “Prosecute” means, with respect to a particular Patent Right, all activities associated with the preparation, filing, prosecution and maintenance of such Patent Right, as well as re-examinations, reissues, applications for patent term adjustments and extensions, supplementary protection certificates and the like with respect to that Patent Right, together with the conduct of interference, opposition, invalidation, reexamination, reissue proceeding, post-grant review, inter partes review, derivation proceeding or other similar administrative proceeding or administrative appeal thereof, with respect to that Patent Right.

(pp) “Publication” means any publication in a scientific journal, any abstract to be presented to any scientific audience not subject to confidentiality obligations, any presentation

at any scientific conference, including slides, posters and texts of oral or other public presentations presented to an audience not subject to confidentiality obligations, any other scientific presentation, disclosure of a clinical trial on clinicaltrials.gov or similar clinical trial registries, and any other oral, written or electronic disclosure directed to a scientific audience not subject to confidentiality obligations, in each case which pertains to the Licensed Product.

(qq) “Regulatory Approval” means, with respect to a product, any and all approvals by a Regulatory Authority (including supplements, amendments), permits, licenses, registrations and authorizations necessary for the manufacture, distribution, use, promotion, marketing, transport, offer for sale, sale or other commercialization of such product or components thereof in a regulatory jurisdiction, leading up to and including marketing authorization, including MAA approval.

(rr) “Regulatory Authority” or “Regulatory Authorities” means, with respect to a country, the regulatory authority or regulatory authorities of such country with authority over the testing, manufacture, use, storage, importation, promotion, marketing, pricing or sale of a product in such country, including the FDA and the EMA.

(ss) “Subcontractor” means a Third Party contractor engaged by a Party to perform certain obligations or exercise certain rights of such Party under this Agreement on a fee-for-service basis, excluding all Sublicensees.

(tt) “Sublicensee” means any Third Party to which a license to Develop, Manufacture or Commercialize a Licensed Product has been granted by Licensee (directly or through multiple tiers), or who otherwise receives a sublicense of rights granted to Licensee hereunder.

(uu) “Sublicense Income” means the fair market cash value of any and all consideration received by Licensee from a Sublicensee under or otherwise in connection with any transaction or related transactions involving a sublicense of rights hereunder, including without limitation license issue fees, option fees and other licensing fees, royalties, equity securities or other payments of any kind whatsoever, or any other consideration, irrespective of the form of payment. Notwithstanding the immediately preceding sentence, specifically excluded from Sublicense Income is (i) any value contributed to reimburse or cover a development or commercial expense incurred pursuant to a bona fide co-development or co- commercialization agreement with such Sublicensee; or (ii) a purchase of equity in Licensee by said Sublicensee at market value (provided that any premium above fair market value shall constitute Sublicense Income) or (iii) amounts extended under a bona fide commercial loan to Licensee by a sublicensee provided that any loan amount forgiven or not otherwise subject to repayment shall not be excluded from Sublicense Income.

(vv) “Territory” means the Asia Pacific (APAC) countries Listed in Exhibit B, which may be amended pursuant to Section 4.1(b).

(ww) “Third Party” means any Person other than a Party or an Affiliate.

(xx) “Valid Claim” means (a) a claim of an issued patent that has not expired or been abandoned, or been revoked, held invalid or unenforceable by a patent office, court or other governmental agency of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period) and that is not admitted to be invalid or unenforceable through reissue, disclaimer or otherwise (i.e., only to the extent the subject matter is disclaimed or is sought to be deleted or amended through reissue); or

(b) a claim of a pending patent application that was filed in good faith and has not been (i) cancelled, withdrawn, abandoned, finally rejected or expired without the possibility of appeal or refiling, or (ii) pending for more than seven (7) years since such claim was first presented in unamended form.

1.2
Additional Definitions. Each of the following definitions is set forth in the section of this Agreement indicated below:

Term	Section
Additional Third Party License	8.1(c)
Agenus Improvements	9.1
Agenus Improvement Patent Rights	9.1
Agenus Indemnified Parties	13.1
Agenus Results	5.4
Claims	13.1
Clinical Supply Agreement	3.1
Clinical Trial Plan	5.1
Commercial Supply Agreement	3.1
Competing Product	4.6
Delivery	3.2
Disclosing Party	10.1(a)
Dispute	14.1(b)
Disputing Party	14.1(b)
Exchange Rate	8.3(c)
Force Majeure event	14.5
Forecast	5.1
Indemnified Party	13.3
Joint Improvements	9.1
Joint Improvement Patent Rights	9.1
Licensee Improvements	9.1
Licensed Improvement Patent Rights	9.1
Licensee Indemnified Parties	13.2
Licensed Patent Right Challenge	9.5
Limited Approval	5.1

LICR	1.1(dd)
Losses	13.1
MAE	2.2(a)
Manager	2.1
MSKCC	1.1(dd)
Payment Statement	8.3(a)
Product Trademarks	7.1
Promotional Materials	7.2
Quality Agreement	3.4
Recipient	10.1(a)
Results	5.4
Royalty or Royalties	8.1
Rules	14.1(d)
SDEA	6.5
SEBI Regulations	12.2(j)
SEC	10.2(b)
Sell Off Period	11.3(e)
Senior Executive	2.2(c)
Supply Agreement	3.1
Term	11.1
Zydus’ UPSI	12.2(j)

COORDINATION AND DECISION MAKING

2.1
Coordination Each Party shall appoint one (1) representative to act as a collaboration manager (each, a Manager ) to coordinate activities of the Parties under this Agreement. The Parties shall meet at least once every six (6) months to engage in dialogue on mutually agreed subjects, pursuant to an agenda to be circulated by the Managers at least ten (10) days prior to each such meeting. Coordination meetings shall be at such times and places as the Parties mutually agree, and may be conducted in person or telephonically. Agenda topics may include Licensee progress under the Comercialization Plan, communications with Regulatory Authorities regarding the Licensed Products, discussion of Results, adverse events and other material matters relating to Clinical Trials and Publication opportunities In advance of each such meeting, Licensee shall deliver an updated Clinical Trial Plan to the Agenus Manager together with a written report regarding Development,

Manufacturing and Commercialization activities in respect of Licensed Products since the last such meeting

2.2
Decision Making To the extent that the Parties disagree on matters relating to the Development, Manufacture, or Commercialization of Licensed Products in the Territory in the Field pursuant to this Agreement:
(a)
Agenus shall have final decision making authority with respect to all matters that could reasonably be expected to have a material adverse effect on the safety profile of the Agenus Antibody (an “MAE ) outside of the Territory By way of example and not limitation, an MAE would include a matter that could reasonably be expected to impact the safety profile of the Agenus Antibody, but would not include a matter relating to the Development, Manufacture or Commercialization of Licensed Products if the outcome of the decision would not reasonably be expected to have a material adverse effect on global Development, Manufacture, and Commercialization of the Agenus Antibody
(b)
Subject to Section 2.2(a) Licensee shall have final decision making authority with respect to all matters directly relating to the Licensed Products or any Additional Active Controlled by Licensee
(c)
For all other matters, the matter shall be referred to the Chief Executive Officers of each Party, or such other officer designated by the Chief Executive Officer (each a Senior Executive”) for their consideration. The Senior Executives will discuss in good faith and use reasonable efforts to resolve the matter referred to them. If the Senior Executives cannot reach a mutually acceptable decision within thirty (30) days after the issue was referred to them, then such matter may be brought in any court of competent jurisdiction subject to Section 14.1

SUPPLY OF AGENUS ANTIBODY

3.1
Supply Agreement Within a reasonable time following approval of a clinical trial in the Territory, the Parties shall use reasonable efforts to enter into a supply agreement (the “Clinical Supply Agreement”) pursuant to which Agenus will agree to supply Licensee with all of Licensee’s and its Affiliates’ and Sublicensees’ requirements of Agenus Antibody for use in Clinical Trials for the Licensed Products, itself or through use of an Affiliate or Agenus Subcontractor Within six (6) months from the first filing submitted for MAA, the Parties shall use reasonable efforts to enter into a supply agreement (the “Commercial Supply Agreement”) pursuant to which Agenus will agree to supply Licensee with all of Licensee’s and its Affiliates’ and Sublicensees’ requirements of Agenus Antibody for use in Commercialization of the Licensed Products in the Territory, itself or through use of an Affiliate or Agenus Subcontractor. Clincial Supply Agreement and Commericial Supply Agreement hereinafter collectively referred to as the “Supply Agreement”) Without limiting the foregoing, unless otherwise agrees or required by Applicable Law, the Supply Agreement shall provide for (i) pricing at Agenus’ fully burdened costs plus all logistics, shipping, and any VAT or other applicable transfer taxes

(ii) other customary supply terms, including forecasting, forecast, inventory, safety stock and the Parties’ obligation to enter into a Quality Agreement In the event that the Parties cannot come to agreement on the terms for said Supply Agreement Agenus will assist

2

Licensee in engaging a mutually agreed Third Party contractor to provide supply of the Agenus Antibody at Licensee expense In such a case, Agenus’ agreement shall not be unreasonably withheld or delayed.

3.2
Delivery Unless otherwise agreed in an applicable purchase order, each preclinical or clinical order of Agenus Antibody shall be shipped CIP (Incoterms 2010) Licensee’s designated facility, using a common carrier selected by Agenus and reasonably acceptable to Licensee, and title and risk of loss for any order shall pass to Licensee upon Licensee taking possession of the shipment (“Delivery”). Licensee shall be responsible for customs and other import clearance of any Agenus Antibody (with reasonable cooperation from Agenus), payment of all tariffs, duties, customs, fees, expenses and charges payable in connection with the import or export of the Agenus Antibody, and record keeping in connection with such import into the Territory
3.3
Permits and Approvals. During the Term, Agenus and its Third Party Manufacturing contractors, if any, will be responsible for maintaining any licenses, permits and approvals necessary for the Manufacture of the Agenus Antibody in accordance with the provisions of this Agreement and Licensee will be responsible for maintaining any other licenses, permits and approvals necessary for the Manufacture and Commercialization of the Licensed Product(s) in the Territory in accordance with the provisions of this Agreement. Each Party will promptly notify the other Party if such Party receives notice that any such license, permit, or approval is or may be revoked or suspended.
3.4
Quality Agreements Within ninety (90) days after the Parties enter into the Clinical Supply Agreement and within ninety (90) days after the Parties enter into the Commercial Supply Agreement, Licensor and Licensee will, in each case, enter into a separate standard quality agreement (to be agreed upon and executed by the Parties) setting forth the Parties’ respective obligations in detail regarding the Manufacture, packaging, testing, storage, and release of Licensed Products to assure such Licensed Products is Manufactured in the Field in the Territory according to agreed specifications and complies with Applicable Laws (in each case, the Quality Agreement )

LICENSES

4.1
License Grant
(a)
License to Licensee Subject to the terms and conditions of this Agreement, Agenus hereby grants to Licensee during the Term a royalty bearing, nontransferable (except as permitted in Section 14.2), sublicensable (subject to Section 4.4), exclusive (even as to Agenus, except as otherwise set forth herein) right and license under the Agenus IP to Develop, Manufacture and Commercialize Licensed Products in the Field in the Territory. Licensee and its sublicensees shall be solely responsible for all costs and expenses in connection with such Development, Manufacture and Commercialization The foregoing license does not include, and expressly prohibits, Development, Manufacture or Commercialization of any Additional Active owned or Controlled by Agenus unless mutually agreed upon in writing any method or thereof owned or Controlled by Agenus

3

(b)
[***]
(c)
In the event Licensee requests modification of the formulation of the Agenus Antibody to further the Development, Manufacture or Commercialization of a Licensed Product, Agenus will (i) first, subject to any confidentiality obligations to Third Parties, use reasonable efforts to provide Licensee all information that is reasonably requested by Licensee with regard to the formulation of the Agenus Antibody and that is necessary for the Licensed Product, as well as provide reasonable assistance to the Licensee team with any questions it may have in order for Licensee to make such modification to the formulation of the Agenus Antibody in its own lab or Third Party lab, or (ii) second, subject to its own manufacturing capacity constraints that may exist at the time of such request, use Commercially Reasonable Efforts to conduct such modification on a fee for service basis and on terms and pricing to be agreed upon between the Parties. For clarity, Licensee’s exclusive Development rights granted hereunder will not be voided in any way should Licensee determine that a Licensed Product shall also include Additional Actives not owned or Controlled by Agenus.
(d)
License to Agenus. Subject to the terms and conditions of this Agreement, Agenus hereby reserves, and Licensee hereby grants to Agenus, an irrevocable, nontransferable (except as permitted in Section 14.2), sublicensable, non-exclusive right and license under the Agenus IP for research and development of the Agenus Antibody, and an an irrevocable, nontransferable (except as permitted in Section 14.2), sublicensable (solely in connection with Agenus product licenses), royalty-bearing (on terms to be negotiated in good faith), non- exclusive right and license under the Licensee Improvement Patent Rights that involve either (i) a modification of the Agenus Antibody formulation or (ii) the Agenus Antibody to Develop, Manufacture, and Commercialize Agenus products outside the Field. The foregoing license expressly excludes Development, Manufacture and Commercialization of any Additional Active owned or Controlled by Licensee, or any method or use thereof owned or Controlled by Licensee.
4.2
No Implied Licenses or Rights. Except as expressly licensed in Section 4.1, all rights in and to the Patent Rights or Know-How of each Party and its Affiliates are hereby retained by such Party and its Affiliates. For the purposes of clarity, and notwithstanding any other provision of this Agreement, the licenses granted in Section 4.1(a) give Licensee no rights to Develop, Manufacture or Commercialize the Agenus IP or any Licensed Product outside of the Field or the Territory, and the license granted in Section 4.1(d) gives Agenus no rights to Develop, Manufacture or Commercialize Licensee Improvement Patent Rights in the Field, nor any rights to Develop, Manufacture or Commercialize Licensee Patent Rights or Know-How other than the Licensee Improvement Patent Rights. Notwithstanding the exclusive licenses granted to Licensee pursuant to Section 4.1(a), Agenus retains the right to practice under the Agenus IP: (i) to exercise its rights and to perform (and to sublicense Third Parties to perform) its obligations under this

Agreement and (ii) for all purposes other than the Development, Manufacture or Commercialization of Licensed Products in the Field in the Territory.

4.3
LICR Agreement. Without limiting the representations and warranties made herein by Agenus with regard to its rights to Develop, Manufacture and Commercialize the Agenus Antibody, Licensee acknowledges and agrees that certain of the Agenus IP has been exclusively licensed to Agenus pursuant to the LICR Agreement and is subject to the terms and conditions thereof including but not limited to: (a) the reporting and record-keeping obligations with respect to sales of “Products” (as that term is defined in the LICR Agreement) as provided in Sections 2.6 and 3.8 of the LICR Agreement, (b) indemnification under Section 5.4(a)(ii) of the LICR Agreement, and (iii) obligations of non-use of name as provided in Section 6.5 of the LICR Agreement. In the event of any conflict or inconsistency between any applicable provision of this Agreement and such provisions of the LICR Agreement, such provisions of the LICR Agreement shall prevail with respect to the relevant Agenus IP licensed to Agenus by LICR pursuant to the LICR

Agreement. Nothing in the immediately preceding sentence shall serve to waive, nor shall it conflict with, any representation made by Agenus to Licensee herein with regard to Licensee’s rights to Develop, Manufacture and Commercialize the Agenus Antibody, nor Licensee’s right to enforce such representations and seek applicable remedies for material breaches thereof. For purposes of clarity, all obligations of Agenus, financial or otherwise, that do not attach to sublicensees of Agenus under the LICR Agreement shall be the sole responsibility of Agenus.

4.4
Sublicensing.
(a)
Sublicense Grant. Subject to the terms and conditions of this Agreement, Agenus hereby grants to Licensee the right to sublicense all or any of Licensee’s licensed rights to and under the Agenus IP to one or more Third Parties.
(b)
Scope of Sublicense. No sublicense may exceed the scope of rights granted to Licensee hereunder. Licensee shall require all sublicenses to be in writing and to: (a) include an agreement by the Sublicensee to be bound by the terms and conditions of this Agreement including an audit right by Agenus of the same scope as provided in Section 8.4, (b) acknowledge Agenus’ right to enforce its rights in the Agenus IP as set forth herein; (c) provide that the term of the sublicense thereunder may not extend beyond the Term; and (d) indicate that Agenus is a third party beneficiary and entitled to enforce the terms and conditions of the sublicense in the event Licensee fails to do so. Licensee shall enforce all sublicenses at its cost and shall be responsible for the acts and omissions of its Sublicensees.
(c)
Licensee Liability. Notwithstanding any sublicense agreement, Licensee shall remain primarily liable to Agenus for all of Licensee’s duties and obligations contained in this Agreement, including the payment of all Royalties due pursuant to Section 8.1. Any act or omission of a Sublicensee that would be a breach of this Agreement and not timely cured (to the extent curable) if committed or omitted by Licensee will be a breach by Licensee if not timely cured (to the extent curable). Each sublicense agreement must contain a right of termination by Licensee for the Sublicensee’s: (a) breach of any payment or reporting obligations affecting Agenus; (b) participation in a Licensed Patent Right Challenge; (c) violation of any US export control Laws in connection with the sale or distribution of any Licensed Product; or (d) breach of any other terms or conditions of the sublicense agreement which breach would constitute a breach of this Agreement if Licensee failed to comply therewith. In the event of a Sublicensee breach of these obligations, and if after a reasonable cure period provided in the sublicense agreement, not to exceed thirty (30) Business Days without Agenus’ written consent, the Sublicensee fails to cure the Sublicensee breach, Licensee fails to cure such breach, or the breach is otherwise not capable of being cured, then Licensee shall terminate the sublicense agreement by written notice to the Sublicensee within five (5) Business Days thereafter and concurrently provide a copy of such notice to Agenus. In the event the Sublicensee breach does not cause Agenus to be in breach of its upstream obligations, then such termination of the sublicense by Licensee will cure the breach by Licensee. In the event the Sublicensee breach causes Agenus to be in breach of its upstream obligations, such termination will only cure the breach by Licensee if (i) the breach is capable of being cured and (ii) the termination also cures any corresponding breach by Agenus of its upstream obligations.

4.5
Technology Transfer. Agenus shall disclose and provide to Licensee all tangible embodiments of data and information concerning the Licensed Know-How and Regulatory Documentation (including without limitation all safety data for the Agenus Antibody) in its Control as of the Effective Date critical to, necessary or useful for Developing, Manufacturing, or Commercializing Licensed Products in the Territory, consistent with the Technology Transfer Plan attached as Exhibit C.
4.6
Competing Product. Agenus shall not, and shall ensure that its Affiliates do not, directly or indirectly, Develop, Manufacture, or Commercialize, or collaborate with, enable, or otherwise authorize, license, grant, or transfer any right to any Third Party to Develop, Manufacture, or Commercialize, any Additional Active or product directed to the Field in the Territory including an antibody targeting CTLA-4 or PD-1 and having the same indication as any Licensed Product, other than the Agenus Antibody and the Licensed Products in accordance with this Agreement (such other active ingredient or product, a “Competing Product”).
4.7
Licensor’s Covenant. Except as expressly permitted under this Agreement, during the Term, Licensor covenants and agrees on behalf of itself and its Affiliates not to practice the Agenus IP to Develop or Commercialize the Licensed Product in the Field in the Territory. In the event Licensor’s or its Affiliates’ or other sublicensees’ Development activities (including regulatory activities) of the Licensed Products outside the Territory or outside the Field initiated for the first time after the Effective Date would reasonably be expected to materially adversely impact Licensee’s Development or Commercialization of the Licensed Products in the Field in the Territory, to the extent Licensor has knowledge of such activities, Licensor will give Licensee reasonable advance notice of any such activities prior to undertaking such activities except to the extent it is prohibited from doing so under confidentiality obligations to Affiliates, sublicensees or other third parties. The Parties will discuss in good faith such activities and Licensor will consider in good faith the views of Licensee and suggestions to minimize the impact of such activities on Licensee’s Development or Commercialization of the Licensed Products in the Field in the Territory, provided, however, that Licensee will not have any obligation to take any measures to minimize the impact of such activities to the extent this would be contrary to its obligations under agreements or other business relationships with third parties

4.8
Licensee’s Covenant During the Royalty Term, Licensee will not Manufacture a Generic Product of any Licensed Product for sale outside the Field and/or Territory, and will not Commercialize a Generic Product outside the Field and/or Territory.

CLINICAL TRIALS

5.1
Plan As soon as is reasonably practicable, Licensee shall deliver a copy of its proposed written plan describing in reasonable detail the proposed program of its Clinical Trials of the Licensed Product(s) ( Clinical Trial Plan”) for Agenus’ review. The Clinical Trial Plan shall include a rolling forecast of the quantity of Agenus Antibody that Licensee expects to need (the “Forecast”) for Clinical Trials of the Licensed Product. The Forecast shall be divided into calendar quarters and shall include a delivery schedule for the first four (4) calendar quarters. Such Forecast shall become effective, along with the associated delivery schedule, following written approval by Agenus of the Forecast or update thereto. Agenus shall have a limited right to approve (or withhold approval for) each Clinical Trial Plan only in connection with (a) matters that present a reasonable risk of MAE to the Agenus Antibody or (b) matters that have a negative impact on Agenus’ ability to supply the Agenus Antibody set forth in the Forecast (collectively, Agenus’ “Limited Approval”). The initial Clinical Trial Plan shall be updated at least annually by Licensee and submitted to Agenus for review and Limited Approval not later than October 1 of each calendar year during the Term. Notwithstanding any of the above with regard to MAE and Forecast implications, Agenus’ Limited Approval rights shall not be unreasonably withheld or delay d
5.2
Responsibility Licensee shall use Commercially Reasonable Efforts to Develop and obtain Regulatory Approvals for t least one Licensed Product in the Field and in the Territory in accordance with the Clinical Trial Plan
5.3
Compliance In performing any Development activities for the Licensed Product each Party hereto shall comply, and shall ensure any Persons performing work on behalf of Licensee comply, with all Applicable Law, including GCP, the Health Insurance Portability and Accountability Act of 1996, Federal Food, Drug and Cosmetic Act, the

P blic Health Service Act, the Health Information Technology for Economic and Clinical Health Act, P.L. No. 111 005, Part I, Title XIII, Subpart D, 13401 through 13409 the Sunshine Act and federal anti kickback statute (42 U.S.C. 1320a 7(h)) and the related safe harbor regulations and the Limitation on Certain Physician Referrals, also referred to as the Stark Law (42 U.S.C. 1395 (nn)) and all applicable anti bribery laws, and in each case,

y US equivalent

5.4
Data Sharing The Parties will exchange information reasonably relevant for regulatory filings for the Licensed Product or otherwise relating to the safety or efficacy of Licensed Products through the coordination meetings described in Section 2.1 In addition, the Parties will provide each other regular written updates regarding Development and Commercialization activities of the License Products, together with copies of all

7

relevant preclinical (but excluding the qualitative and quantitative details of formulations created under this Agreement) and clinical data (the “Results”) including as reasonably requested for Agenus to meet all applicable regulatory reporting requirements Licensee will maintain all Results in validated computer systems that are compliant with 21 C.F.R.

§11. All Results delivered to Agenus shall first be de identified for patient protected information (unless otherwise agreed by the Parties in writing) whether the Clinical Trial is conducted by Licensee, its Affiliate or a Third Party. In the event of a safety concern Licensee shall provide access to all other data related to the Clinical Trial in accordance with procedures set forth in Section 6.2, including case report forms, investigator reports, raw data and any analyses thereof relevant to any safety issues. Licensee shall ensure that any agreement it or its Affiliates enters into with any Third Party regarding the Licensed Product or its components shall include data sharing obligations for such Third Party necessary to permit Licensee to comply with the obligations set forth in this Section 5.4but subject to any confidential requirements of existing confidentiality agreements or, if required, the execution of new confidentiality agreements in order to share relevant data. In addition, Agenus will provide Licensee regular updates regarding monotherapy Development activities p formed solely by or on behalf of Agenus related to monotherapy development of the Agenus Antibody, together with copies of all relevant pre linical and clinical monotherapy data (the “Agenus Results ) The Parties may agree to share other such information based on mutual agreement. Agenus will maintain all Agenus Results in validated computer systems that are compliant with 21 C.F.R. §11. All Agenus Results delivered to Licensee shall first be de identified for patient protected information (unless otherwise agreed by the Parties in writing) whether the clinical trial is conducted by Agenus, its Affiliate or a Third Party. In the event of a safety concern, Agenus shall provide access to all other data related to the clinical trial in accordance with procedures set forth in Section 6.2, including case report forms, investigator reports, raw data and any analyses thereof relevant to any safety issues. The Parties agree that, from time to time, they will reasonable effo ts to work with each other upon request to facilitate communications with those Third Parties, Sublicensees, or other entities that have the right to Develop, Manufacture or Commercialize the Agenus Antibody in their respective licensed products or in their respective fields and territories for the purpose of exchanging information that may be useful to all parties concerned

REGULATORY MATTERS

6.1
Responsibility Licensee shall be solely responsible for, at Licensee’s cost and expense, preparing, filing and maintaining, and shall own, the Regulatory Approvals and other regulatory filings for the Licensed Product in the Field and in the Territory Licensee shall keep the Agenus Manager inform d of scheduled meetings, teleconferences and other interactions with regulators relevant to the Licensed Product
6.2
Data Retention and Documentation Each Party, at its own costs, shall be responsible for archiving all relevant and required original documentation in its possession or ontrol related to the Clinical Trials and Manufacturing under this Agreement, including batch ecords raw data and results in relation to the use in Clinical Trials Manufacturing and control of each Agenus Antibody or Licensed Product. The Parties shall keep all original lab notebooks for the longer of ten (10) years or as required by Applicable

8

Law and shall keep all such notebooks up to date in accordance with each Party’s standard practices.

6.3
Audits.
(a)
By Licensee. No more than once per twelve (12) month period or more frequently as reasonably required to address any quality issues, and upon not less than thirty (30) days’ prior written notice, Agenus will, and will use Commercially Reasonable Efforts to ensure that its Third Party manufacturers will, accommodate Licensee’s reasonable request to inspect the parts of the facilities where the Manufacture of the Agenus Antibody is carried out in order to assess compliance with cGMP, and audit the Agenus books and records directly related to the Manufacture of such Agenus Antibody. Such audits and inspections shall take place during normal business hours and not exceed two (2) Business Days. Such audits and inspections shall be conducted in a manner that minimizes interruption of Manufacturing activities. Persons inspecting or auditing the facilities, books or records shall be required to enter into separate confidentiality agreements, if not expressly covered by this Agreement and shall abide by the safety protocols and standard operating procedures of the audited facility while on site.
(b)
By Agenus. No more than once per twelve (12) month period or more frequently as reasonably required to address any quality issues, and upon not less than thirty (30) days’ prior written notice, Licensee will: (a) accommodate Agenus’ reasonable request to inspect the parts of the facilities where the Licensed Product is Manufactured and audit the Licensee books and records directly related to the Manufacture of the Licensed Product. Licensee will also permit Agenus, and shall require its Affiliates and Persons performing work on any Clinical Trials to permit Agenus, to inspect any study sites and to audit the books and records of such Persons to determine compliance with Section 5.3. Such audits and inspections shall take place during normal business hours and not exceed two (2) Business Days and shall be at Agenus’ sole cost and expense. Such audits and inspections shall be conducted in a manner that minimizes interruption of Licensee’s or the study site’s operations. Persons inspecting or auditing the facilities, books or records shall be required to enter into separate confidentiality agreements, if not expressly covered by this Agreement, and shall abide by the safety protocols and standard operating procedures of the audited facility while on site.
6.4
Inspections of Manufacturing Facilities by Regulatory Authorities.
(a)
Agenus Antibody Manufacturing. In connection with any audit by a Regulatory Authority relating to any Clinical Trial, Agneus will reasonably accommodate requests to, and will use Commercially Reasonable Efforts to ensure that it and any Third Party manufacturers will allow representatives of any Regulatory Authority to inspect the relevant parts of facilities where the Manufacture of the Agenus Antibody is carried out and to inspect batch records and related documentation to verify compliance with cGMP and Applicable Law, and will promptly notify Licensee of the scheduling of any such inspection directly relating to the Manufacture of Agenus Antibody being supplied under this Agreement for Clinical Trial purposes, as well as any deficiencies identified and remediation plans with respect thereto. Persons inspecting or auditing such facilities, books or records shall be required to enter into separate confidentiality agreements and to abide by the safety protocols and standard operating procedures of the audited facility while on site.

(b)
Licensed Product Manufacturing. In connection with any audit by a Regulatory Authority relating to the Clinical Trial or the Licensed Product, Licensee (or its Third Party manufacturer) will reasonably accommodate requests to allow representatives of any Regulatory Authority to inspect the relevant parts of facilities where the Manufacture of the Licensed Product is carried out and to inspect batch records and related documentation to verify compliance with cGMP and Applicable Law, and will promptly notify Agenus of any deficiencies identified and remediation plans with respect thereto. To the extent allowable under Applicable Law, Persons inspecting or auditing such facilities, books or records shall be required to enter into separate confidentiality agreements and to abide by the safety protocols and standard operating procedures of the audited facility while on site.
6.5
Adverse Events Reporting. Licensee shall be responsible for reporting all safety related events for the Licensed Product to appropriate Regulatory Authorities according to the Applicable Law and provide all necessary safety reporting information to ensure Agenus meets all applicable regulatory reporting obligations. Agenus shall be responsible for reporting all safety related events, including annual reporting obligations, for the Agenus Antibody to the appropriate Regulatory Authorities according to Applicable Law. Licensee and Agenus shall keep each other reasonably informed of any adverse reactions, or other material safety findings related to the Licensed Product or Agenus Antibody. The Parties shall coordinate adverse event reporting in accordance with a Safety Data Exchange Agreement to be entered into by the Parties after the Effective Date, as it may be amended by the Parties from time to time (“SDEA”).
6.6
Rights of Reference.
(a)
For Licensee. Agenus hereby grants, and will cause its Affiliates and Third Party licensees and sublicensees to grant, to Licensee and its Affiliates a “Right of Reference,” as that term is defined in 21 C.F.R. §314.3(b) (or any successor rule or analogous law recognized outside of the United States), to, and a right to copy, access, and otherwise use, all information and data included in the IND and Regulatory Approval for the Agenus Antibody controlled by Agenus solely as required for filing and approval of an IND for the Licensed Product, and Agenus will provide, and will cause its Affiliates and Third Party contractors, as applicable, to provide, a signed statement or letter of authorization to this effect, if requested by Licensee, in accordance with 21 C.F.R. §314.50(g)(3) (or any successor or analogous law outside of the United States). For purposes of clarity, Licensee may use and permit reference to such data as Licensee reasonably determines to be required by the applicable Regulatory Authority in respect of the Licensee Improvements.
(b)
For Agenus. Licensee hereby grants, and will cause its Affiliates and Third Party licensees and sublicensees to grant, to Agenus and its Affiliates a “Right of Reference,” as that term is defined in 21 C.F.R. §314.3(b) (or any successor rule or analogous law recognized outside of the United States), to, and a right to copy, access, and otherwise use, all information and data included in the IND, Regulatory Approval or other regulatory documentation for the Licensed Product, but excluding Licensee proprietary information which is formulation specific as developed in the Licensed Products, and Licensee will provide, and will cause its Affiliates and Third Party licensees and sublicensees to provide, a signed statement or letter of authorization to this effect, if requested by Agenus, in accordance with 21 C.F.R.

§314.50(g)(3) (or any successor or analogous law outside of the United States). For purposes of clarity, Agenus may use and permit reference to such data as Agenus reasonably determines to be required by the applicable Regulatory Authority in respect of the Agenus Antibody Agenus further agrees to discuss strategies and procedures regarding its own independent Commercialization activities with respect to the Agenus Antibody (but for clarity not the Development, Manufacture or Commercialization activities of Agenus partners sublicensees other Third Parties regardless of whether such Development, Manufacture or Commercialization activities are done in coordination with Agenus)

PROMOTION

7.1
Branding Licensee shall be responsible for filing new trademark application(s) in its own name for Commercialization of the Licensed Product in the Territory. Licensee shall provide all proposed product names and related trademarks for Licensed Product (“Product Trademarks”) to Agenus for review and discussion All uses of the Product Trademarks to identify and/or in connection with the Commercialization of Licensed Products shall be in accordance with applicable Regulatory Approvals and all Applicable Laws. Licensee shall ensure that Commercialization activities pursuant to this Agreement do not result in the infringement, dilution or other violation of any Third Party trademark or other proprietary rights, permissible under Applicable Law in the applicable jurisdiction and would not be deemed as immoral, scandalous, misleading and/or confusing to a reasonable consumer in such jurisdiction
7.2
Promotional Materials Licensee shall be responsible for the creation, preparation, production, reproduction and filing with the applicable Regulatory Authorities, of relevant written sales, promotion and advertising materials relating to Licensed Products ( Promotional Materials”) for use in the Field and in the Territory. All such Promotional Materials shall be compliant with Applicable Law. Upon reasonable request, Licensee shall periodically share representative Promotional Materials with Agenus
7.3
Sales and Distribution Licensee shall be solely responsible for handling all returns of Licensed Products as well as all aspects of Licensed Product order processing, invoicing and collection, distribution, inventory and receivables of Licensed Products sold.
7.4
Recalls, Market Withdrawals or Corrective Actions In the event that any Regulatory Authority issues or requests a recall or takes a similar action in connection with a Licensed Product sold during the Term, or in the event Licensee or any of its Affiliates or Sublicensees determines that an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal, Licensee shall advise Agenus thereof by telephone, facsimile or e mail as promptly as practicable, but in any event within twenty four (24) hours and prior to public disclosure of such recall, market withdrawal or corrective action conducted. Licensee, in consultation with Agenus, shall decide whether to conduct a recall, market withdrawal or similar action and the manner in which any such recall shall be conducted. Agenus shall make available all of its pertinent records that may be reasonably requested by Licensee in order to effect a recall. Licensee shall bear all costs and expenses that may be incurred in connection with any Licensed Product recall or withdrawal except to the extent the recall arises from the Agenus Antibody supplied pursuant to Section 3.1in accordance with the Supply Agreement, or any other breach by Agenus of its obligations under this Agreement

FINANCIAL TERMS

8.1
Running Royalties
(a)
General. As consideration for the licenses granted in Section 4 Licensee will pay to Agenus royalty equal to [***] on Net Sales of all Licensed Products in the Territory, subject to adjustment as set forth herein
(b)
Generic Entry. Notwithstanding the foregoing, (i) for Net Sales based on sales of a Licensed Product in a country in the Territory, any payments owed with respect to such Licensed Product pursuant to this Section 8.1 will be reduced by [***] for the remainder of the applicable Royalty Term, such reduction to be prorated appropriately for the then current calendar quarter, if at any time a Generic Product is available in such country in the Territory
(c)
Third Party Patents If the intellectual property rights from any Third Party cover the composition of matter of Agenus Antibody in a country in the Territory, then Licensee may, subject to the obligations set forth in this section, negotiate and obtain a license under, or otherwise pay amounts with respect to any litigation regarding, such Third Party’s intellectual property right(s) (each such Third Party license or payment referred to herein as an Additional Third Party License”). Licensee shall provide written notice to Agenus promptly after receiving notice of the allegation from the Third Party of its claim that its intellectual property rights cover the composition of matter of an Agenus Antibody, and will keep Agenus updated on all correspondence and discussions between Licensee and the Third Party with respect to this subject. Licensee will also take advice from Agneus on how to respond to such Third Party claims before entering into a license with or otherwise paying any amounts to, such Third Party. If Licensee has complied with these notification and consultation obligations srt forth in this section with respect to such license or payment, any royalty otherwise payable to Agenus under this Agreement with respect to Net Sales of any Licensed Product by Licensee, its Affiliates or Sublicensees in such country will be reduced by the amounts payable to Third Parties pursuant to any Additional Third Party Licenses, such reduction to continue (and be carried forward for use) until all such amounts have been expended

8.2
Income Subject to Royalties The Royalties set forth in Section 8.1 shall be payable on Net Sales received by Licensee or its Affiliates on the Licensed Products, including Sublicense Income. The Royalties on Net Sales shall be payable on sales of Licensed Products within a given country until the later of (a) the expiration of the last Valid Claim of a Licensed Patent covering the sale of any Licensed Product in the country or (b) [***] following First Commercial Sale in the given country (“Royalty Term”) In the event only clause (b), but not clause (a), applies for given country, the royalty rates as set forth in Section 8.3shall be reduced for sales of Licensed Products in such country by [***].

8.3
Payment Terms and Royalty Statements.
(a)
Payment Statements. Starting on the date of First Commercial Sale of a Licensed Product or earlier receipt of Sublicense Income by Licensee, its Affiliates or Sublicensees, during the Royalty Term, Licensee shall furnish to Agenus a quarterly written report for each calendar quarter no later than thirty (30) days following completion of each calendar quarter showing all payments due to Agenus pursuant to Section 8.18.2 (“Payment Statement”) for the relevant Quarterly Period including:
(i)
the gross amount invoiced by Licensee or any of its Affiliates to any Third Party for the sale to such Third Party of Licensed Products;
(ii)
the calculation of Net Sales, including the applicable Royalty rate and the type and amount of all deductions and offsets allocated with respect to such Net Sales;
(iii)
the calculation of Sublicense Income payments;
(iv)
if applicable, the exchange rate, used for calculating any Royalties and the Sublicense Income; and
(v)
such other particulars as are reasonably necessary for an accurate accounting of the payments due pursuant to this Agreement.
(b)
Invoicing.
(i)
Agenus shall invoice Licensee for all Royalties and any other sums payable under this Agreement within thirty (30) days following the delivery of each Payment Statement for the applicable calendar quarter.
(ii)
Licensee shall pay each undisputed invoice within thirty (30) days after receipt. Any overdue payments to Agenus by Licensee on undisputed invoices under this Agreement will accrue interest on a daily basis at a rate of one percent (1%) per month, compounded monthly (or the maximum legal interest rate allowed by Applicable Law, if less) from and after such date and Licensee shall be responsible for reasonable legal fees and expenses incurred by Agenus in connection with the collection thereof.
(c)
Currency. Licensee or its Affiliates shall make all payments in US dollars by wire transfer of immediately available funds to a bank account to be designated in writing by Agenus. For the purpose of converting the local currency in which any Royalties arise into US dollars, the rate of exchange to be applied (“Exchange Rate”) shall be the simple average of daily Bloomberg FX Fixing rate for each calendar quarter as published on Bloomberg page BFIX.
8.4
Audit Rights. For a period of three (3) years following each calendar year, Licensee will keep, and will cause its Affiliates and sublicensees to keep, full, true and accurate books and records limited to all particulars relevant to the calculation of Net

Sales

of Licensed Products and Sublicense Income payments (including the relevant statements obtained from its Affiliates and Sublicensees) in sufficient detail to enable Agenus to verify the amounts payable to it or by it under this Agreement. Agenus will have the right, not more than once during any calendar year and at its own expense, to have the books and records of Licensee and its Affiliates audited by an independent certified public accounting firm reasonably acceptable to both Parties. Audits under this Section 8.4 will be conducted at the principal place of business of the financial personnel with responsibility for preparing and maintaining such records, during normal business hours, upon at least thirty (30) calendar days prior written notice, and for the sole purpose of verifying amounts payable by or to Agenus under this Agreement. Agenus will cause its accounting firm to enter into a reasonably acceptable confidentiality agreement with the audited Person(s) If the audit demonstrates that the Licensee has not paid all royalties owing to Agenus hereunder, Licensee will pay any such underpayment to Agenus promptly and in any event within ten

(10) Business Days of receiving a valid invoice from Agenus. Further, if the amount at issue is greater than ten percent ( 0%) of the amount owed to Agenus with respect to the audited period, then Licensee will reimburse Agenus for the reasonable out f pocket cost of the audit.

8.5
Taxes All payments due to Agenus from Licensee pursuant to this Agreement will be paid without any deduction for any VAT, that Licensee or its Affiliates or sublicensees may be required to pay to any tax authorities. In case of withholding taxes on income, mandated by applicable law, Agenus will use reasonable efforts to assist Licensee to minimize and obtain all available exemptions from such VAT, withholding other taxes. Subject to such documentation being provided by Agenus, Licensee shall pay the amounts due under this Agreement without such VAT, withholding or other taxes In all other cases, Licensee shall deduct such withholding taxes and will promptly provide to Agenus applicable receipts evidencing payment of such VAT, withholding or other taxes and other documentation reasonably requested by Agenus.

INTELLECTUAL PROPERTY

9.1
Ownership of Program Technology Agenus shall own any and all Inventions made solely, as between the Parties, by employees, officers, contractors, consultants or agents (“Representatives”) of Agenus ( Agenus Improvements”), and any Patent Rights therein (“Agenus Improvement Patent Rights ) The Parties shall jointly own the Intellectual Property Rights in the Territory for any Inventions made by Representatives of Agenus in conjunction with Representatives of Licensee ( Joint Improvements ), and any Patent Rights therein (“Joint Improvement Patent Rights ), and Agenus shall own the Intellectual Property Rights to such invention outside the Territory Licensee shall own any and all Inventions made solely, as between the parties, by Representatives of Licensee

( Licensee Improvements”), and any Patent Rights therein (“Licensee Improvement Patent Rights”). All Agenus Improvement Patent Rights and Joint Improvement Patent Rights that are necessary or reasonably useful for the Development, Manufacture or Commercialization of the Licensed Product (the “Licensed Improvement Patent Rights”) shall be included in the Licensed Patent Rights licensed to Licensee hereunder.

9.2
Ownership Disputes. The Parties will attempt in good faith to resolve any disputes regarding ownership of Inventions, and all Patent Rights and any other intellectual property rights therein. In the event the Parties are unable to resolve such dispute through escalation to Senior Executives of the Party, such dispute will be resolved pursuant to Section 14.1.
9.3
Prosecution, Enforcement and Defense of Patent Rights.
(a)
Agenus shall have the first right, at its discretion, to Prosecute, enforce and defend throughout the world any Agenus Improvement Patent Rights. In any Territory where Agenus chooses not to Prosecute, enforce or defend Agenus Improvement Patent Rights, Licensee shall have the right, subject to the terms and conditions of this Agreement and any retained rights of Agenus’ upstream licensors, LICR and MSKCC, under the LICR Agreement, to cause Agenus to Prosecute, enforce or defend such Agenus Improvement Patent Rights, provided that (i) such Prosecution, enforcement or defense would not in Agenus’ reasonable determination adversely affect Agenus’ Patent Rights strategy and (ii) Licensee shall reimburse Agenus for all reasonable out of pocket expenses incurred in connection with such Prosecution, enforcement or defense, provided that Licensee may then offset such reimbursed expenses against payments otherwise owed to Agenus under this Agreement. Licensee in its sole discretion may provide notice that it no longer wishes to reimburse such Prosecution, enforcement or defense expenses and Agenus may either cease to incur additional expenses in connection with such Prosecution, enforcement or defense or shall continue at Agenus’ own expense.
(b)
Licensee shall have the first right, at its discretion, to Prosecute throughout the world any Joint Improvement Patent Rights, provided that if Agenus reasonably determines in good faith that Prosecution of any Joint Improvement Patent Rights as proposed by Licensee would reasonably be expected to materially and adversely impact the Agenus IP, then Agenus shall have the right to cause Licensee to Prosecute or abandon such Joint Improvement Patent Rights in accordance with Agenus’ Patent Rights strategy. In any jurisdiction where Licensee chooses not to Prosecute Agenus Improvement Patent Rights, Agenus shall have the right, subject to the terms and conditions of this Agreement, to cause Licensee to Prosecute such Joint Improvement Patent Rights, provided that Agenus shall reimburse Licensee for all reasonable out of pocket expenses incurred in connection with such Prosecution. Agenus in its sole discretion may provide notice that it no longer wishes to reimburse such Prosecution expenses and Licensee shall either cease to incur additional expenses in connection with such Prosecution or shall continue at Licensee’s own expense. The Parties shall work together to agree upon the strategy to enforce and/or defend any Joint Improvement Patent Rights. Approval of both Parties in writing shall be required prior to the enforcement and/or defense of any Joint Improvement Patent Rights.
(c)
Licensee shall have the sole right, at its discretion, to Prosecute, enforce and defend throughout the world any Licensee Improvement Patent Rights.

(d)
With respect to Licensed Improvement Patent Rights, the Party responsible for Prosecution shall consult with and keep the other Party fully informed of material issues relating to the Prosecution of such Patent Rights, and shall furnish to the other Party copies of documents relevant to such Prosecution in sufficient time prior to the filing of such document to allow for review and comment by the other Party and, to the extent possible in the reasonable exercise of its discretion, the Party responsible for Prosecution shall incorporate all of such comments.
(e)
Notwithstanding anything in this Agreement to the contrary, Agenus shall use Commercially Reasonable Efforts to pursue and maintain Licensed Patent Rights in the Territory. In the event that Agenus elects not to or is unable to enforce (e.g., due to insolvency, bankruptcy, liquidation, or similar proceeding or circumstance) Licensed Patent Rights in the Territory, Licensee shall have the right, at its discretion, to Prosecute, enforce and defend any Licensed Patent Rights in the Territory.
9.4
Cooperation. Each Party hereby agrees to provide to the other Party all reasonable assistance and cooperation reasonably necessary to enable such other Party to undertake Prosecution, enforcement and defense of Patent Rights as contemplated by this Agreement, including: (a) to cause its employees, and to use reasonable efforts to cause its licensees, sublicensees, independent contractors, agents and consultants, to be reasonably available to the other Party (or to the other Party’s authorized attorneys, agents or representatives); (b) to endeavor in good faith to coordinate its efforts with the other Party to minimize or avoid interference with the Prosecution, enforcement and defense of the other Party’s Patent Rights that are subject to this Agreement; (c) to provide any necessary powers of attorney and executing any other required documents or instruments required to give effect to the terms of this Agreement; and (d) to cause its employees, and to use reasonable efforts to cause its licensees, sublicensees, independent contractors, agents and consultants, to provide any and all information required for the other Party to comply with its relevant duties of disclosure as required by Applicable Law in the United States or any other jurisdiction.
9.5
Challenges to Licensed Patent Rights. Neither Licensee nor any of its Affiliates or Sublicensees shall institute or actively participate as an adverse party in, or otherwise provide material support to, any legal action or administrative proceeding in the Territory to invalidate or limit the scope of any Licensed Patent Right claim or obtain a ruling that any Licensed Patent Right claim is unenforceable or not patentable or that any Licensed Product does not infringe one or more claims of any Licensed Patent Right (“Licensed Patent Right Challenge”) until the expiration of eighty (80) Business Days after Licensee serves on Agenus written notice of Licensee’s or any Licensee Affiliate’s or Sublicensee’s intention to bring or participate in a Licensed Patent Right Challenge. Licensee shall also provide to Agenus a complete written disclosure of each and every basis then known to Licensee or any Licensee Affiliate or Sublicensee for the Licensed Patent Right Challenge and shall provide Agenus with a copy of any document or publication that Licensee or any Licensee Affiliate or Sublicensee may use in connection with the Licensed Patent Rdight Challenge. Licensee’s failure to comply with this provision will constitute a material breach of this Agreement. If a claim of a Licensed Patent Right is adjudged to be not invalid by a governmental authority of competent jurisdiction, the Royalty rates and

Sublicense Income payments due Agenus under this Agreement will be doubled with respect to Net Sales of Licensed Products occurring and sublicenses executed on or after the initiation of the Licensed Patent Right Challenge.

CONFIDENTIALITY

10.1
Confidential Information
(a)
Obligations In connection with the performance of their respective obligations under this Agreement, each Party (the Disclosing Party ) may, itself or through its Affiliates or designees, disclose certain Confidential Information to the other Party (the Recipient ) or its Affiliates or designees. During the Term and for a period of ten (10) years thereafter, except as provided herein, the Recipient shall maintain all Confidential Information of the Disclosing Party in strict confidence and shall not use such Confidential Information for any purpose, except that the Recipient may disclose or permit the disclosure of any such Confidential Information to its Affiliates and sublicensees, or its or their respective directors, officers, employees, consultants, advisors and agents, on a need t know basis, who in each case are obligated to maintain the confidential nature of such Confidential Information on terms no less stringent than those of this Article 10. In addition, the Recipient may use or disclose Confidential Information of the Disclosing Party in exercising the Recipient s rights hereunder to fulfill its obligations and/or duties hereunder; provided that such disclosure is made to a Person who is obligated to confidentiality and non use obligations no less rigorous than those of this Article 10
(b)
Exceptions The obligations of confidentiality and non use set forth above shall not apply to the extent that the Recipient can demonstrate that the relevant Confidential Information of the Disclosing Party: (i) was publicly known prior to the time of its disclosure nder this Agreement; (ii) became publicly known after the time of its disclosure under this Agreement other than through acts or omissions of the Recipient, its Affiliates or sublicensees in violation of this Agreement; (iii) is or was disclosed to the Recipient or any of its Affiliates by a Third Party having no obligation of confidentiality with respect to such Confidential Information; (iv) is independently developed by the Recipient or any of its Affiliates without access to such Confidential Information as evidenced by written records; or (v) was known by Recipient or any of its Affiliates at the time of receipt from Disclosing Party or any of its Affiliates as documented by Recipient s or any of its Affiliate s records.
(c)
Mandatory Disclosures In addition, the Recipient or any of its Affiliates may disclose Confidential Information of the Disclosing Party to the extent necessary to comply with Applicable Law or a court or administrative order; provided that the Recipient provides to the Disclosing Party prior written notice of such disclosure, to the extent reasonably possible, and that the Recipient takes all reasonable and lawful actions to obtain confidential treatment for such disclosure and, to the extent possible, to minimize the extent of such disclosure.
(d)
Permitted Disclosures In addition, a Party may disclose (and, in connection therewith, use) Confidential Information of the other Party, if such disclosure:

(i)
subject to the provisions of Section 10.2(a), is made to Regulatory Authorities solely to the extent necessary to gain or maintain approval (A) to conduct Clinical Trials of the Licensed Product in accordance with the terms and conditions of this Agreement,

(B) by Agenus (with such disclosure right only applicable to Agenus) to Manufacture or Commercialize the Agenus Antibody or (C) by Licensee (with such disclosure right only applicable to Licensee), to Develop, Manufacture or Commercialize the Licensed Product as provided hereunder;

(ii)
is made to its Affiliates, sublicensees, agents, consultants, or other Third Parties (including service providers) in connection with a bona fide transaction for an assignment of this Agreement, a licensing transaction related to the Agenus Antibody or Licensed Product under this Agreement, a loan, financing or investment, or an acquisition, merger, consolidation or similar transaction (or for such Persons to determine their interest in performing such activities or entering into such transactions), in each case on the condition that any Third Parties to whom such disclosures are made agree to be bound by confidentiality and non-use obligations no less rigorous than those contained in this Agreement; or
(iii)
consists entirely of Confidential Information previously approved by the Disclosing Party for disclosure by the Recipient.
(e)
Responsibility. Each Recipient shall be responsible for any breach of the obligations of this Section 10.1 by any Person to whom such Recipient or its Affiliate disclosed the Disclosing Party’s Confidential Information.
10.2
Publicity; Terms of this Agreement.
(a)
Publicity. Except as required by judicial order or Applicable Law, or as set forth below, neither Party may make any public announcement or other public disclosure or issue any press release referring to this Agreement, the transactions contemplated hereby or a Licensed Product, or relating to any Inventions or Patent Rights therein that are owned or co- owned by the other Party and that constitute Confidential Information, without the prior approval of the other Party. The Party preparing any such public announcement shall provide the other Party with a draft thereof at least three (3) Business Days prior to the date on which such Party would like to make the public announcement. The contents of any previously approved disclosure shall not require subsequent approval provided that the duplicated language is substantially unmodified and is presented in its original context. Notwithstanding the foregoing, either Party may use the other Party’s name to make factual public statements as to the existence of this Agreement and the relationship between the Parties. Except as expressly set forth herein, neither Party may use the name or trademark of the other Party or its employees in any press release, advertising or promotional materials without the prior express written permission of the other Party.
(b)
Regulatory Reporting. Notwithstanding the terms of this Article 10, either Party will be permitted to disclose the existence and terms of this Agreement to the extent required or advisable, based on the advice of such Party’s legal counsel, to comply with Applicable Law, including the rules and regulations promulgated by the US Securities and Exchange Commission (“SEC”) or any other governmental authority or similar Regulatory

Authority in a country other than the United States or of any stock exchange or listing entity). Notwithstanding the foregoing, before disclosing this Agreement or any of the terms hereof pursuant to this Section 10.2(a), to the extent practicable given the circumstances of the disclosure, the Parties will consult with each other on the terms of this Agreement for which confidential treatment will be sought in making any such disclosure.

10.3
Publications. Licensee shall have the right to make disclosures pertaining to the Licensed Product in Publications in accordance with the following procedure: Licensee shall provide Agenus with an advance copy of the proposed Publication, and Agenus shall then have thirty (30) business days prior to submission of any Publication in which to recommend any changes it reasonably believes are necessary to preserve any Patent Rights or Know-How belonging in whole or in part to Agenus. If Agenus informs Licensee that such Publication, in the non-publishing Party’s reasonable judgment, could be expected to have a material adverse effect on any patentable invention owned by or licensed, in whole or in part, to Agenus, or on any Know-How which is Confidential Information of Agenus, Licensee shall delay or prevent such Publication as follows: (i) with respect to an Invention, such Publication shall be delayed sufficiently long (not to exceed an additional sixty (60) days) to permit the timely preparation and filing of a patent application; and (ii) with respect to Know-How which is Confidential Information of Agenus, such Know-How shall be deleted from the Publication.
10.4
Return of Confidential Information.
(a)
Return. Upon the expiration or termination of this Agreement, upon request, the Recipient will return to the Disclosing Party or destroy all Confidential Information, materials (including the Agenus Antibody) and embodiments of Know-How received by the Recipient or any of its Affiliates from the Disclosing Party or any of its Affiliates (and all copies and reproductions thereof). In addition, the Recipient and its Affiliates will destroy: (a) any notes, reports or other documents prepared by the Recipient which contain Confidential Information of the Disclosing Party; and (b) any Confidential Information of the Disclosing Party (and all copies and reproductions thereof) which is in electronic form or cannot otherwise be returned to the Disclosing Party.
(b)
Destruction. Nothing in this Section 10.4 will require the alteration, modification, deletion or destruction of archival tapes or other electronic back-up media made in the ordinary course of business; provided that the Recipient and its Affiliates will continue to be bound by its obligations of confidentiality and other obligations under this Article 10 with respect to any of the Disclosing Party’s Confidential Information contained in such archival tapes or other electronic back-up media. Any requested destruction of the Disclosing Party’s Confidential Information will be certified in writing to the Disclosing Party by an authorized officer of the Recipient supervising such destruction.
(c)
Retained Copy. Notwithstanding the foregoing, (i) the Recipient and its Affiliates may retain one copy of the Disclosing Party’s Confidential Information solely for the purpose of determining the Recipient’s continuing obligations under this Article 10 and (ii) the Recipient and its Affiliates may retain the Disclosing Party’s Confidential Information and its own notes, reports and other documents to the extent reasonably required (x) to exercise the rights of the Recipient expressly surviving expiration or termination of this Agreement; (y) to perform the obligations of the Recipient expressly surviving expiration or termination of this Agreement; or (z) for regulatory or archival purposes. Notwithstanding the return or destruction of the Disclosing Party s Confidential Information, the Recipient shall continue to be bound by its obligations of confidentiality and other obligations under this Article 10

TERM AND TERMINATION

11.1
Term The term of this Agreement (the Term ) shall commence on the Effective Date and unless terminated in accordance with Section 11.2 shall continue in full force and effect for each Licensed Product and country in the Territory on a Licensed Product by Licensed Product and country by country basis.
11.2
Termination
(a)
For Material Breach Either Party may, without prejudice to any other remedies available to it in law or equity, terminate this Agreement in the event that the other Party has materially breached a provision under this Agreement. The breaching Party will have sixty (60) days after written notice thereof was provided to the breaching Party by the non breaching Party to remedy such default. Any such termination will become effective at the end of such sixty (60) day period unless the breaching Party has cured any such breach or default prior to the expiration of such sixty (60) day period or the parties have agreed otherwise
(b)
For Insolvency of Licensee Agenus shall have the right to terminate this Agreement upon the insolvency bankruptcy, liquidation of Licensee
(c)
For Insolvency of Agenus. Licensee shall have the right to terminate this Agreement upon the insolvency bankruptcy, liquidation of Agenus.

11.3
Consequences of Termination In the event that this Agreement is terminated pursuant to Section 11.2 the following provisions shall apply
(a)
Supply Agenus shall have no further obligation to supply to Licensee, its Affiliates or their respective Sublicensee and Subcontractors with Agenus Antibody
(b)
Rights of Reference The right of reference under Section 6.6(a) shall terminate automatically and the right of reference under Section 6.6(b) shall survive indefinitely.
(c)
License Termination Within thirty (30) days after termination or expiration of this Agreement, Licensee shall:
(i)
Submit a Payment Statement to Agenus, and any payments due Agenus will become immediately payable with submission of the final Payment Statement;
(ii)
Immediately cease all activities concerning, including all practice and use of, the Licensed Patent Rights and Licensed Know How, except as expressly permitted under Section 11.3(e) and

(iii)
Return to Agenus all documents and tangible materials (and any copies) containing, reflecting, incorporating, or based on Agenus’ Confidential Information; permanently erase such Confidential Information from its computer systems; and certify in writing to Agenus that it has complied with the requirements of this Section 11.3(c)
(d)
Sublicenses. Upon any termination of this Agreement, any sublicense that was in effect immediately prior to such termination, and such Sublicensees’ rights under such sublicenses, will survive termination, with Agenus as the Sublicensee’s direct licensor; provided that such Sublicensee: (i) is not the cause of a breach that resulted in the termination of this Agreement and is not itself in breach of obligations under its sublicense or this Agreement other than such obligations as neither affect nor relate to Agenus, the Licensed Patent Rights, or the Licensed Know How; and (ii) within sixty (60) days after termination of this Agreement provides written notice to Agenus of its election to continue its sublicense as a direct license from Agenus and of its agreement to assume all obligations (including obligations for payment) contained in its sublicense agreement as direct obligations of the Sublicensee to Agenus. Any sublicense granted by Licensee must contain provisions corresponding to those of this sectio regarding termination and the conditions of the continuation of any sublicense.
(e)
Inventory If termination occurs at any time after Regulatory Approval of the Licensed Product, then for a period of three hundred sixty (360) days after the effective date of the expiration or earlier termination of this Agreement (other than termination by Agenus pursuant to Section 11.2(a)) (the “Sell Off Period”), Licensee will have the right to sell or otherwise dispose of all existing Licensed Products in its possession and to complete the manufacture of and sell all Licensed Products in the course of manufacture as of the effective date of such expiration or termination. Licensee shall ensure that all sales of Licensed Products during the Sell Off Period are in accordance with the applicable terms and conditions of this Agreement, except that Royalty would be payable on such sales under Article 8
11.4
Survival in All Cases Termination of this Agreement will be without prejudice to or limitation on any other remedies available to nor any accrued obligations of either Party. In addition, Sections 6.6(b), Sections 8.3(b) 8.5 Article 9 Article 10, Sections

11.3 11.4, Sections 12.4 12.5 Article 13 and Sections 14.1 14.4 14.7 and 14.10, together with related definitions, will survive any expiration or termination of this Agreement.

REPRESENTATIONS AND WARRANTIES

12.1
Mutual Representations and Warranties In addition to the representations and warranties set forth elsewhere in this Agreement, each Party represents, warrants, and covenants to the other Party that:
(a)
it is duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement;
(b)
the execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and shall not violate (i) such Party s organizational documents, (ii) any agreement, instrument or contractual obligation to which such Party is a party or by which it is bound, (iii) any requirement of any Applicable Law, or (iv) any order, writ, judgment, injunction, decree, determination or award of any court or governmental agency presently in effect applicable to such Party;

(c)
this Agreement is a legal, valid and binding obligation of such Party enforceable against it in accordance with its terms and conditions, except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and by general equitable principles; and
(d)
neither Party, nor any of such Party’s employees, officers, independent contractors, consultants or agents who will render services relating to a Licensed Product: (i) has ever been debarred or is subject to debarment or received notice from FDA of an intent to debar or has been convicted of a crime for which an entity or person could be debarred under 21 U.S.C. Section 335a; or (ii) has ever been under indictment for a crime for which a person or entity could be debarred under said Section 335a. If during the Term a Party has reason to believe that it or any of its employees, officers, independent contractors, consultants or agents rendering services relating to a Licensed Product: (x) is or will be debarred or convicted of a crime for which a person or entity could be debarred under 21 U.S.C. Section 335a; or (y) is or will be under indictment for a crime for which a person or entity could be debarred under Section 335a, then such Party shall immediately notify the other Party of same in writing; and
(e)
as of the Effective Date, it is not currently bound by any agreement with any Third Party, or by any outstanding order, judgment, or decree of any court or administrative agency that restricts it from granting to such other Party the rights set forth in this Agreement.
12.2
Additional Representations of Agenus. Agenus represents and warrants and covenants to Licensee that, as of the Effective Date:
(a)
Agenus has not granted to any Third Party, and to Agenus’ knowledge MSKCC and LICR have not granted to any Third Party, any licenses or other rights under the Licensed Patent Rights and Licensed Know-How that are in conflict with the terms and conditions of this Agreement.
(b)
The use of the Agenus Antibody in Agenus’ business as currently conducted does not infringe the intellectual property rights of any Third Party.

(c)
Ownership; Sufficiency. Agenus holds the right to grant Licensee the exclusive license granted pursuant to Section 4.1(a) under the Licensed Patent Rights and has good title to all Licensed Patent Rights, jointly with LICR and MSKCC, free and clear of any mortgage, pledge, security interest, lien or any other similar encumbrance in the Field in the Territory. Assignments of all Licensed Patent Rights have been properly executed and recorded. The Licensed Patent Rights includes all Patent Rights owned, licensed or controlled by Agenus and its Affiliates that relate to or are useful for the Development, Manufacturing or Commercialization of the Licensed Product. The Patent Rights listed on Exhibit A are subject to the inter-institutional agreement between MSKCC and LICR having an effective date of January

1, 2013. All issued Licensed Patent Rights are valid and enforceable. Agenus has no knowledge of any circumstances that may negate the validity or enforceability of any issued Licensed Patent Rights. All issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of Agenus. Provided that Licensee is in compliance with this Agreement, no third party will have any rights to frustrate, suspend or terminate the license granted pursuant to Section 4.1(a) of this Agreement.

(d)
Protection Measures. Agenus has taken reasonable measures to protect the proprietary nature of the Licensed Know-How, and to maintain in confidence all trade secrets and information comprising a part thereof. To the knowledge of Agenus, there has been no: (i) unauthorized disclosure of any third party proprietary information in the possession, custody or control of Agenus, or (ii) breach of Agenus’ security procedures wherein information relating to the Agenus Antibody has been disclosed without authorization to a third person.
(e)
Non-infringement of Third Party Rights. There has been no complaint, claim or notice, or, to the knowledge of Agenus, threat of any of the foregoing (including any notification that a license under any patent is or may be required) in connection with the Agenus Antibody, received by Agenus alleging any infringement, violation or misappropriation of any Patents or Know-How rights of any Third Party, and there has been no request or demand for indemnification or defense received by Agenus from any reseller, distributor, customer, user or any other third party in connection with the Agenus Antibody.
(f)
Infringement of Agenus’ Rights. To the knowledge of Agenus, no third party (including, without limitation, any current or former employee, founder, inventor of any of the Licensed Patent Rights, or consultant to Agenus) is infringing, violating or misappropriating any of the Licensed Patent Rights or Licensed Know-How and no third party has any right to Commercialize the Licensed Patent Rights and Licensed Know-How in the Field in the Territory or to conduct human clinical trials of any Licensed Product without the prior written consent of Agenus, its Affiliates or sublicensees, as applicable.
(g)
Employee and Inventor Assignments. Each employee of Agenus and its Affiliates, and any Agenus inventor of the Licensed Patent Rights has executed a valid and binding written agreement expressly assigning to Agenus, or an Affiliate thereof, as appropriate, all right, title and interest in any inventions and works of authorship, whether or not patentable, invented, created, developed, conceived and/or reduced to practice during the term of such employee’s employment and all Patents and Know-How rights therein. An inventorship determination was performed with regard to the existing Licensed Patent Rights and to Agenus’ knowledge, the inventorship is correct.
(h)
Support and Funding. Agenus has neither sought, applied for nor received any support, funding, resources or assistance from any federal, state, local or foreign governmental or quasi-governmental agency or funding source in connection with the Development, Manufacture or Commercialization of the Agenus Antibody. To the knowledge of Agenus, MSKCC and LICR have neither sought, applied for nor received any support, funding, resources or assistance from any federal, state, local or foreign governmental or quasi- governmental agency or funding source in connection with the Development, Manufacture or Commercialization of the Agenus Antibody.

(i)
Agenus acknowledges that (i) the representations it is making in this Article 12 to Licensee are material to Licensee’s decision to execute this Agreement; and (ii) Licensee is relying upon these representations to its detriment. In the event that a court of competent jurisdiction determines in a final and non-appealable decision that Agenus breached or otherwise violated these representations, Agenus shall be obligated to indemnify and hold harmless Licensee pursuant to Section 13.2 to the extent of any Losses arising from such breach or violation, along with any other damage amounts arising out of or relating to such breach or violation.
(j)
Insider Trading. Agenus acknowledges that the Licensee is a publicly traded listed entity in India and in terms of Securities and Exchange Board of India (Prohibition of Insider Trading) Regulations, 2015, as detailed at https://www.sebi.gov.in (the “SEBI Regulations”) any trading in securities of a publicly traded listed entity is subject to the approval of Securities and Exchange Board of India. Any trading by Agenus, its Affiliates, while in possession of any unpublished price sensitive information of the Licensee or any of its Affiliates (being a publicly listed entity) (“Zydus’ UPSI”), in the securities thereof or disclosure of Zydus’ UPSI to any third person, is prohibited under SEBI Regulations. Agenus shall communicate to all its Affiliates having knowledge of Zydus’ UPSI that they are required to refrain from trading in securities of the Licensee while in possession of Zydus’ UPSI and are required to refrain from disclosing the same to any third party. Agenus further undertakes to inform the Licensee as soon as Agenus becomes aware of any contravention or probable contravention of SEBI Regulations by any of its Affiliate and to extend full cooperation to the Licensee in connection with any inquiry or proceedings in respect of the same.

12.3
Additional Representations of Licensee. Licensee represents, warrants and covenants to Agenus that:
(a)
It shall not, and shall ensure that its Affiliates and Sublicensees shall not, engage in any Development, Manufacturing, or Commercialization activities relating to the Licensed Products or the Agenus Antibody outside of the Territory or outside of the Field, except as may be conducted under the CMA.
(b)
It has not received any notice or threat of any claim, suit, action, or proceeding, and has no knowledge or reason to know of any information, that could: (a) invalidate or render unenforceable any claim of any Licensed Patent Right; (b) prove that the Licensed Products are not covered by any claim of any Licensed Patent Right; or (c) cause any claim of any Licensed Patent Right to fail to issue or be materially limited or restricted as compared with its currently pending scope.
(c)
Neither Licensee nor its Affiliates, nor any Person working on any Clinical Trial on behalf of Licensee or its Affiliates, has been disqualified or has received notice of disqualification from receiving investigational drugs or test articles pursuant to 21 C.F.R. §§

312.70 or 812.119, 21 C.F.R. §§ 56.120, 56.121 or 21 C.F.R. Part 58, or sanctioned by a Federal Health Care Program (as defined in 42 U.S.C. Sec. 1320 a-7b(f)), including, but not limited to the federal Medicare or a state Medicaid program, or suspended, excluded, sanctioned or otherwise declared ineligible from any federal agency or program, or has any reason to believe such disqualification, suspension, exclusion, sanction or ineligibility procedures could be instituted. Licensee shall ensure all Persons working on any Clinical Trial will disclose such information pertaining to such disqualification, suspension, exclusion, sanction or ineligibility to Licensee. In the event that during the Term, any such Person (i) becomes so disqualified, suspended, excluded, sanctioned or ineligible, or (ii) receives notice of an action or threat of an action with respect to such disqualification suspension, exclusion, sanction or ineligibility, Licensee shall notify Agenus immediately of the same.

12.4
DISCLAIMER OF WARRANTIES EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT EACH PARTY DISCLAIMS ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR THAT ANY AGENUS ANTIBODY OR LICENSED PRODUCT ARE FREE FROM THE RIGHTFUL CLAIM OF ANY THIRD PARTY, BY WAY OF INFRINGEMENT OR OTHERWISE AGENUS CANNOT, AND DOES NOT, GUARANTEE THAT ANY AGENUS ANTIBODY WILL BE SUCCESSFULLY DEVELOPED OR COMMERCIALIZED, AND NEITHER PARTY CAN, NOR DOES EITHER PARTY, GUARANTEE THAT ANY LICENSED PRODUCT WILL BE SUCCESSFULLY DEVELOPED, MANUFACTURED, OR COMMERCIALIZED
12.5
EXCLUSION OF CONSEQUENTIAL AND INDIRECT DAMAGES EXCLUDING ANY INDEMNITY OBLIGATIONS SET FORTH IN Article 13 AND EXCEPT FOR LOSSES DUE TO A PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR FRAUD TO THE FULLEST EXTENT PERMITTED BY LAW, NEITHER PARTY WILL BE LIABLE TO THE OTHER OR ANY OTHER PERSON FOR ANY INJURY TO OR LOSS OF GOODWILL, REPUTATION, BUSINESS PRODUCTION, REVENUES, PROFITS, ANTICIPATED PROFITS, CONTRACTS OR OPPORTUNITIES (REGARDLESS OF HOW THESE ARE CLASSIFIED AS DAMAGES), OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, OR ENHANCED DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, PRODUCT LIABILITY OR OTHERWISE (INCLUDING THE ENTRY INTO, PERFORMANCE OR BREACH OF THIS AGREEMENT), REGARDLESS OF WHETHER SUCH LOSS OR DAMAGE WAS FORESEEABLE OR THE PARTY AGAINST WHOM SUCH LIABILITY IS CLAIMED HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

INDEMNIFICATION

13.1
By Licensee Licensee agrees, at Licensee’s cost and expense, to defend, indemnify and hold harmless Agenus and its Affiliates, sublicensees, and their respective directors, officers, employees, licensors and agents, and its and their respective successors, heirs and assigns (the Agenus Indemnified Parties ) from and against any and all losses, liabilities, costs, damages, fees or expenses (including reasonable legal fees, expert fees and expenses of litigation) ( Losses ) arising out of any claims, demands, suits, actions, or judgments by any Third Party ( Claims ) to the extent resulting from (a) any acts or omissions of Licensee or a Licensee Indemnified Party in connection with Licensee’s performance of its obligations or exercise of its rights under this Agreement, including without limitation any use, sale, transfer, or other disposition by Licensee or any of its Affiliates or Sublicensees or any of the foregoing Persons’ respective transferees of Licensed Products or any other products made by use of Licensed Patent Rights or Licensed Know-How; (b) any material breach by Licensee of any representation, warranty, covenant or obligation set forth in this Agreement; or (c) failure to comply with Applicable Laws; in each case, except to the extent such Claims result from a cause for which Agenus is obligated to indemnify Licensee under Section 13.2.

13.2
By Agenus. Agenus agrees, at Agenus’ cost and expense, to defend, indemnify and hold harmless Licensee and its Affiliates, and their respective directors, officers, employees and agents, and its and their respective successors, heirs and assigns (the “Licensee Indemnified Parties”) from and against any and all Losses arising out of any Claims to the extent resulting from (a) any acts or omissions of Agenus or a Agenus Indemnified Party in connection with Agenus’ Development, Manufacture or Commercialization of the Licensee Improvement Patent Rights; (b) any material breach by Agenus of any representation, warranty, covenant or obligation set forth in this Agreement; or (c) failure to comply with Applicable Laws; in each case, except to the extent such Claims result from a cause for which Licensee is obligated to indemnify Agenus under Section 13.1.
13.3
Process. In the event of any such Claim against any of the Agenus Indemnified Parties or Licensee Indemnified Parties (each, an “Indemnified Party”) by any Third Party, the Indemnified Party will promptly notify the indemnifying Party in writing of the Claim; provided, however, that the failure of an Indemnified Party to give such notice shall not diminish the indemnification obligation of the indemnifying Party under this Article 13 except to the extent that the indemnifying Party’s ability to defend against the same is materially prejudiced thereby. The indemnifying Party shall assume direction and control of the defense, litigation, settlement, appeal or other disposition of such Claim with counsel selected by the indemnifying Party and reasonably acceptable to the Indemnified Party. The Indemnified Party will cooperate with the indemnifying Party and may, at its option and expense, be separately represented in any such action or proceeding; provided, however, that the Indemnified Party’s legal fees and expenses shall be indemnifiable Losses if the interest of the Indemnified Party and those of the indemnifying Party with respect to such Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under Applicable Law or ethical rules. The indemnifying Party shall not be responsible for indemnification of any Claims compromised or settled without its prior written consent. Notwithstanding the foregoing, the indemnifying Party will not settle a Third Party Claim without the prior written consent of the Indemnified Party, if such settlement would impose any monetary obligation on the Indemnified party or require the Indemnified Party to submit to an injunction or other equitable relief or if such settlement admits the fault of the Indemnified Party. Notwithstanding anything to the contrary above, in the event of any such Claim against an Indemnified Party by a governmental authority asserting criminal liability or seeking an injunction or similar against the Indemnified Party, the Indemnified Party will have the right to control the defense, litigation, settlement, appeal or other disposition of the Claim at the indemnifying Party s expense.

13.4
Insurance Clinical trial insurance shall be maintained by each Party for the duration of any Clinical Trial and for at least five (5) years thereafter. No later than the First Commercial Sale of a Licensed Product, each Party shall, at its sole cost and expense, obtain, pay for, and maintain in full force and effect commercial general liability insurance in commercially reasonable and appropriate amounts that (a) provides product liability coverage concerning the Licensed Products and contractual liability coverage for the other Party’s defense and indemnification obligations under this Agreement, and (b) in any event, provide commercial general liability limits at levels that the Parties mutually agree upon as appropriate upon commercialization of the Licensed Product. To the extent any insurance coverage required under this Section 13.4 is purchased on a “claims made” basis, such insurance must cover all prior acts of Licensee during the Term, and be continuously maintained for a period of time that the Parties mutually agree upon as appropriate upon commercialization of the Licensed Product Each Party shall have the other Party named in each policy as an additional insured. Upon request by a Party the other Party shall provide such Party with certificates of insurance or other reasonable written evidence of all coverages described in this Section 13.4. Additionally, each Party shall provide the other Party with written notice at least thirty (30) days prior to such Party cancelling, not renewing, or materially changing the insurance. Where permitted by Applicable Law, the insurance policies described in this Section 13.4 above shall contain waiver of the insurer’s subrogation rights against the non insured Party.

MISCELLANEOUS

14.1
Governing Law; Arbitration
(a)
This Agreement including the dispute resolution and arbitration clause contained herein including this clause shall be governed by and construed in accordance with the the laws of England and Wales
(b)
Any and all disputes or differences between Licensor and Licensee arising out of or in connection with this Agreement (including any document or agreement executed between Licensor and Licensee pursuant to or in connection with this Agreement) or their pective performance, including the validity, breach or termination thereof (“Dispute”), shall first be raised by Licensor and Licensee ( Disputing Party”) by notice in writing and as far as it is possible, be settled amicably through good faith negotiations between Licensor and Licensee.

(c)
If, after thirty (30) days of a Dispute being raised by Disputing Party by notice in writing, Licensor and Licensee have not reached an amicable settlement, such Dispute may be submitted to arbitration by Disputing Party that initiated the Dispute upon written notice to that effect.
(d)
Arbitration: If a Dispute is referred to arbitration in accordance with subsection (c) then the Dispute shall be submitted to the rules of London Court of International Arbitration for the time being in force ( Rules ), which rules are deemed to be incorporated by reference in this clause and by way of a final and binding arbitral award issued by one arbitrator appointed in accordance with the said Rules. The seat of the arbitration shall be London and the language of the arbitration shall be English. The decision of such arbitrator shall be written, reasoned, final, binding and conclusive on the Parties, and judgment thereon may be entered in any court having jurisdiction over the Parties and the subject matter hereof.

(e)
All legal and arbitration fees, costs and expenses shall be paid by the losing party. If it becomes necessary for a party to enforce an arbitral award by legal action of any kind, the defaulting party shall pay all legal costs and expenses and attorney’s fees, including any costs of additional litigation or arbitration that shall be incurred by the party seeking to enforce the award.
14.2
Assignment. Neither Party may assign its rights and obligations under this Agreement without the prior written consent of the other Party, except that either Party may make such assignment without the prior written consent of the other Party (i) to an Affiliate (so long as such Party will remain jointly and severally liable with such Affiliate with respect to all obligations so assigned) or (ii) in connection with a Change in Control or in connection with the sale of all or substantially all of the assets to which this Agreement relates. No assignment will release either Party from responsibility for the performance of any accrued obligation of such Party hereunder. This Agreement will be binding upon and enforceable against the successor to or any permitted assignee from either of the Parties.
14.3
Entire Agreement; Amendments. This Agreement and the Exhibits referred to in this Agreement, together with the Supply Agreement and the SDEA, constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersede all previous arrangements with respect to the subject matter hereof, whether written or oral.
14.4
Notices. All communications, notices, instructions and consents provided for herein or in connection herewith will be made in writing and be sent to the address below and will be (a) given in person, (b) sent by registered or certified mail, return receipt requested, postage prepaid, or (c) sent by a reputable overnight courier service or (d) if such notice(s) is sent through e-mail then, when sent, subject to the production by the sender’s successful transmission e-mail sent report. Any such communication, notice, instruction or consent will be deemed to have been delivered: (i) on receipt if given in person; (ii) three (3) Business Days after it is sent by registered or certified airmail, return receipt requested, postage prepaid within the same country as the recipient’s address or five (5) Business Days after it is sent by registered or certified airmail, return receipt requested, postage prepaid from another country; or (iii) one (1) Business Day after it is sent via a reputable overnight courier service.

Notices to Licensee will be addressed to: Address: Zydus Lifesciences

Ltd.

Zydus Corporate Park, Scheme No. 63, Survey No. 536, Khoraj (Gandhinagar),

Nr. Vaishnodevi Circle, Sarkhej-Gandhinagar Highway, Ahmedabad-382481,

Gujarat, India Attention: Mr. Alok Garg Email:[***]

Copy to: Mr. Mukund Thakkar

Email: [***]

Notices to Agenus will be addressed to:

Agenus Inc.

3 Forbes Road

Lexington, Massachusetts 02421-7305 Attention: Vice President Business Development Copy to: General Counsel

provided, however, that if either Party will have designated a different address by notice to the other Party in accordance with this Section 14.4, then to the last address so designated.

14.5
Force Majeure. No failure or omission by either Party in the performance of any obligation of this Agreement will be deemed a breach of this Agreement or create any liability to the extent the same arises from an event, act, occurrence, condition or state of facts, in each case outside the reasonable control of such Party (which may include acts of God, acts of any government, any rules, regulations or orders issued by any governmental authority or by any officer, department, agency or instrumentality thereof, fire, storm, flood, earthquake, accident, war, rebellion, insurrection, riot, terrorism and invasion, strike, labor disturbance, inability to obtain raw materials, acts or omissions of a Third Party); provided that (a) the Party affected by such cause (each a “Force Majeure event”) promptly notifies the other Party and uses diligent efforts to cure such failure or omission as soon as is practicable after the occurrence of such Force Majeure event and (b) any timeline associated with performance of obligations hereunder shall automatically be extended by a duration equal to the delay directly caused by the applicable Force Majeure event.
14.6
Independent Contractors. It is understood and agreed that the relationship between the Parties is that of independent contractors and that nothing in this Agreement will be construed to create a joint venture or any relationship of employment, agency or partnership between the Parties to this Agreement. Neither Party is authorized to make any representations, commitments or statements of any kind on behalf of the other Party or to take any action that would bind the other Party. Furthermore, none of the transactions contemplated by this Agreement will be construed as a partnership for any tax purposes.
14.7
No Implied Waivers; Rights Cumulative. No failure on the part of a Party to exercise, and no delay by either Party in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, will impair, prejudice or constitute a waiver of any such right, power, remedy or privilege by such Party or be construed as a waiver of any breach of this Agreement or as an acquiescence therein by such Party, nor will any single or partial exercise of any such right, power, remedy or privilege by a Party preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

14.8
Severability. If, under Applicable Law, any provision of this Agreement is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement, this Agreement will endure except for such invalid or unenforceable provision. The Parties will consult one another and use good faith efforts to agree upon a valid and enforceable provision that is a reasonable substitute in view of the intent of this Agreement.
14.9
Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument. Signatures provided by facsimile transmission or in Adobe™ Portable Document Format (.pdf) sent by electronic mail will be deemed to be original signatures.
14.10
No Third Party Beneficiaries. No Person other than Licensee and Agenus (and their respective successors and permitted assignees) and LICR, to the extent expressly set forth herein, will be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.
14.11
Performance by Affiliates. Agenus may exercise its rights and perform its obligations through one or more of its Affiliates in accordance with the intercompany agreements between them and otherwise in Agenus’ reasonable discretion provided the Affiliates have the appropriate skill and experience to perform said obligation, provided that Agenus will remain liable hereunder for the prompt performance of all such obligations hereunder.
14.12
Conflicting Provisions. In the event of inconsistencies between this Agreement and any exhibit hereto, the terms of this Agreement will control. In the event of inconsistencies between this Agreement, the Supply Agreement and the SDEA, the following principles shall determine which conflicting provisions among the agreements shall control:
(a)
The Supply Agreement shall control with respect to the supply of the Agenux Antibody;
(b)
the SDEA shall control with respect to the management of activities for adverse events, serious adverse events, complaints, recalls and market withdrawals; and
(c)
this Agreement shall control with respect to all other matters.
14.13
Construction. In construing this Agreement, unless expressly specified otherwise: (a) references to Articles, Sections, Schedule and Exhibits are to articles and sections of, and exhibits to, this Agreement; (b) except where the context otherwise requires, use of either gender includes any other gender, and use of the singular includes the plural and vice versa; (c) headings and titles are for convenience only and do not affect the interpretation of this Agreement; (d) any list or examples following the word “including” will be interpreted without limitation to the generality of the preceding words; (e) references to a law include any amendment or modification to such law and any rules or regulations issued thereunder, and (f) all references to “Dollars” or “$” herein will mean US Dollars.

14.14
Representation by Legal Counsel. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions.

[signature page follows]

IN WITNESS WHEREOF, the Parties have signed this License Agreement as of the date last signed below.

AGENUS INC:	ZYDUS LIFESCIENCES LTD:

Name: /s/ Garo Armen	Name: /s/ Mukund A. Thakkar
Title: CEO of Agenus, Inc.	Title: Sr. Vice President - Legal
Date: 6/2/2025	Date: 6/2/2025

Name: /s/ Dhaval Soni
Title: Company Secretary
Date: 6/2/2025

Exhibit A

LICENSED PATENT RIGHTS

[***]

Exhibit B

ASIA PACIFIC (APAC) COUNTRIES INCLUDED IN TERRITORY

India Sri Lanka

Exhibit C

Technology Transfer Plan

[To be agreed]